Exhibit 2.3
Execution Copy
CONTRIBUTION AGREEMENT
BY AND AMONG
ENERGY TRANSFER EQUITY, L.P.,
REGENCY ENERGY PARTNERS LP
AND
REGENCY MIDCONTINENT EXPRESS LLC
MAY 10, 2010

i

Exhibits

Exhibit A	—	Definitions
Exhibit B	—	Form of Option Agreement
Exhibit C	—	Form of Assignment of Interest
Exhibit D	—	Form of Option Assignment Agreement
Exhibit E	—	Form of Registration Rights Agreement
Exhibit F	—	Excluded Items
Exhibit G	—	Conflicts Policy
Exhibit H	—	Master Services Agreement
Schedules

Schedule 3.3(a)	—	Non-Contravention (ETE)
Schedule 3.3(b)	—	Non-Contravention (Company)
Schedule 3.4	—	Governmental Approvals
Schedule 3.5(a)	—	Capitalization
Schedule 3.9	—	Rights-of-Way

Schedule 3.10(a)	—	Financial Statements
Schedule 3.10(b)	—	Financial Statement Preparation
Schedule 3.11	—	Absence of Certain Changes
Schedule 3.11(d)	—	Development Plan
Schedule 3.12	—	Environmental Matters
Schedule 3.13	—	Material Contracts
Schedule 3.14(a)	—	Legal Proceedings
Schedule 3.14(b)	—	Certain Claims
Schedule 3.19	—	Regulatory Status
Schedule 3.21	—	Insurance
Schedule 3.23	—	Budget
Schedule 4.3	—	Non-Contravention (Regency Parties)
Schedule 4.4	—	Governmental Approvals
Schedule 4.10	—	Absence of Certain Changes
Schedule 4.11	—	Environmental Matters
Schedule 4.12	—	Material Contracts
Schedule 4.13	—	Legal Proceedings
Schedule 4.15(b)	—	Tax Audits
Schedule 4.16	—	Employee Matters
Schedule 4.17	—	Brokers’ Fee
Schedule 4.18	—	Regulatory Status
Schedule 5.1	—	Conduct of the Company’s Business
Schedule 5.2	—	Conduct of Regency’s Business
Schedule 6.1(a)	—	Approvals
Schedule 6.1(c)	—	Required Consents
Schedule 6.1(e)	—	Regency Credit Facility Amendments

CONTRIBUTION AGREEMENT
     This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 10, 2010 (the “Execution Date”), is made and entered into by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and Regency Midcontinent Express LLC, a Delaware limited liability company (“Regency SPV”).
     Each of Regency and Regency SPV are sometimes referred to individually in this Agreement as a “Regency Party” and are sometimes collectively referred to in this Agreement as the “Regency Parties.”
     Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
R E C I T A L S
     WHEREAS, reference is hereby made to that certain Amended and Restated Limited Liability Company Agreement dated as of March 1, 2007 (the “Company LLC Agreement”), of Midcontinent Express Pipeline, LLC, a Delaware limited liability company (the “Company”), by and between Kinder Morgan Operating Limited Partnership “A” and ETC Midcontinent Express Pipeline, L.L.C. (“ETC”);
     WHEREAS, ETC Midcontinent Express Pipeline III, L.L.C., a Delaware limited liability company and indirect wholly owned subsidiary of ETP (“ETC III”) owns a 49.9% membership interest in the Company (the “ETC III MEP Interest”);
     WHEREAS, ETC Midcontinent Express Pipeline II, L.L.C., a Delaware limited liability company and indirect wholly owned subsidiary of ETP (“ETC II”) owns a 0.1% membership interest in the Company (the “ETC II MEP Interest”);
     WHEREAS, pursuant to that certain Redemption and Exchange Agreement dated as of the date hereof (the “ETP Redemption Agreement”), by and between ETE and ETP, subject to the terms and conditions contained therein, ETP has agreed to redeem certain limited partner interests of ETP held by ETE in exchange for (a) all of the outstanding membership interests in ETC III (the “Acquired ETC III Interest”) and (b) an option substantially in the form attached hereto as Exhibit B (the “ETC II Option”) to purchase all of the outstanding membership interests in ETC II (the “Acquired ETC II Interest” and, together with the Acquired ETC III Interest, the “Acquired Interests”) on the date that is one year and one day following the Closing Date (the “Option Closing Date”) (the “Redemption and Exchange”);
     WHEREAS, pursuant to that certain General Partner Purchase Agreement, dated as of the date hereof (the “Regency GP Purchase Agreement”), by and among Regency GP Acquirer, L.P., a Delaware limited partnership, ETE and ETE GP Acquirer LLC, a Delaware limited liability company, subject to the terms and conditions contained therein, ETE (through ETE GP Acquirer) has agreed to acquire (the “Regency GP Purchase”) (a) 100% of the membership interests in Regency GP, LLC, a Delaware limited liability company and the general partner of

RGPLP (as defined below) (“RGPLLC”) and (b) all of the outstanding limited partner interests in Regency GP LP, a Delaware limited partnership (“RGPLP”) and the sole owner of the general partner interests of Regency.
     WHEREAS; Regency SPV is a wholly owned Subsidiary of Regency; and
     WHEREAS, immediately after the consummation of the Redemption and Exchange and Regency GP Purchase, and subject to the terms and conditions of this Agreement, ETE desires to (i) contribute to Regency (through Regency SPV), and Regency (through Regency SPV) desires to accept from ETE, the Acquired ETC III Interest and (ii) assign, transfer and sell to Regency (through Regency SPV), and Regency (through Regency SPV) desires to accept from ETE, the ETC II Option, (collectively, the “ETC Consideration Interests”) in exchange for certain Regency Common Units described herein.
A G R E E M E N T S
     NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.
     1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II
CONTRIBUTION OF THE ETC CONSIDERATION INTERESTS; CLOSING
     2.1 Contribution of the ETC Consideration Interests. Upon the terms and subject to the satisfaction or due waiver of the conditions contained in this Agreement, at the Closing ETE shall contribute, assign, transfer and deliver to Regency, and Regency (through Regency SPV) shall accept from ETE, the ETC Consideration Interests.
     2.2 Consideration for ETC Consideration Interests. The consideration (the “Unit Contribution Consideration”) to be delivered by Regency (through Regency SPV) to ETE in exchange for the contribution, assignment, transfer and delivery of the ETC Consideration Interests by ETE to Regency (through Regency SPV) shall consist of 26,266,791 Regency Common Units. The Unit Contribution Consideration shall be issuable by Regency to ETE in accordance with Section 2.4(a)(i). The Regency Common Units comprising the Unit Contribution Consideration are referred to in this Agreement as the “Acquired Units.”
     2.3 Time and Place of Closing. The closing of the contribution, assignment, transfer and delivery of the ETC Consideration Interests to Regency (through Regency SPV) and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on the second Business Day after all of the conditions set forth in Article VI (other than those conditions which by their terms are only capable of being satisfied at the Closing, but subject to the satisfaction or due waiver of those conditions) have been satisfied or waived by the Party or Parties entitled to waive such conditions, unless another time, date and place are agreed to in writing by the Parties. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing will be deemed effective as of 12:03 a.m., Houston, Texas time, on the Closing Date.
     2.4 Deliveries and Actions at Closing.
     (a) Regency Party Deliveries and Actions. At the Closing, the Regency Parties will execute and deliver, or cause to be executed and delivered, to ETE, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
     (i) Unit Contribution Consideration. Original unit certificates representing the Regency Common Units comprising the Unit Contribution Consideration;
     (ii) Estimated Purchase Price Adjustment Amount. The amount, if any, required to be paid by Regency pursuant to Section 2.5(b), by wire transfer of immediately available funds to an account designated by ETE.
     (iii) Assignment of Interest. A counterpart of an assignment (the “Assignment of Interest”), substantially in the form attached hereto as Exhibit C, evidencing the conveyance, assignment, transfer and delivery to Regency (through Regency SPV) of the Acquired ETC III Interest, duly executed by the Regency Parties;
     (iv) Option Assignment Agreement. A counterpart of an option agreement, substantially in the form attached hereto as Exhibit D (the “Option Assignment

Agreement”), evidencing the assignment of the ETC II Option from ETE to Regency, duly executed by the Regency Parties;
     (v) Registration Rights Agreement. A counterpart of a registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) duly executed by Regency; and
     (vi) Closing Certificate. The certificate contemplated by Section 6.3(g).
     (b) ETE Deliveries and Actions. At the Closing, ETE will execute and deliver, or cause to be executed and delivered, to the Regency Parties, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:
     (i) Estimated Purchase Price Adjustment. The amount, if any, required to be paid by ETE pursuant to Section 2.5(b), by wire transfer of immediately available funds to an account designated by the Regency Parties;
     (ii) Distribution Amounts. The amount, if any, required to be paid by ETE pursuant to Section 2.6(a) and Section 2.6(b), by wire transfer of immediately available funds to an account designated by the Regency Parties;
     (iii) FIRPTA Certificate. A certificate of ETE in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that ETE is not a “foreign person” within the meaning of Section 1445 of the Code;
     (iv) Assignment of Interest. A counterpart of the Assignment of Interest, duly executed by ETE;
     (v) Option Assignment Agreement. A counterpart of the Option Assignment Agreement, duly executed by ETE;
     (vi) Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by ETE; and
     (vii) Closing Certificate. The certificate contemplated by Section 6.2(e).
     2.5 Purchase Price Adjustment.
     (a) The “Purchase Price Adjustment Amount” shall be an amount determined as follows:
     (i) The Purchase Price Adjustment Amount shall be increased by 49.9% of the amount (if any) by which the Net Working Capital of the Company as of the Closing Date (“Closing Date Net Working Capital”) exceeds negative $83,161,000 (the “Net Working Capital Threshold”);

     (ii) The Purchase Price Adjustment Amount shall be decreased by 49.9% of the amount (if any) by which the Net Working Capital Threshold exceeds Closing Date Net Working Capital;
     (iii) The Purchase Price Adjustment Amount shall be decreased by 49.9% of the amount (if any) by which the Long-Term Debt of the Company as of the Closing Date (“Closing Date Long-Term Debt”) exceeds $798,836,000 (the “Long-Term Debt Threshold”);
     (iv) The Purchase Price Adjustment Amount shall be increased by 49.9% of the amount (if any) by which the Long-Term Debt Threshold exceeds Closing Date Long-Term Debt; and
     (v) The Purchase Price Adjustment Amount shall be increased by 49.9% of the Pre-Closing Capex Amount.
     (b) Not later than ten Business Days prior to the Closing Date, ETE shall prepare and deliver to Regency a preliminary settlement statement (the “Estimated Adjustment Statement”) setting forth (i) an estimated balance sheet of the Company as of the Closing Date, which balance sheet will be prepared in accordance with GAAP, applied consistently with the Company’s past practices (including its preparation of the Financial Statements) (the “Estimated Closing Date Balance Sheet”) based on the most recent financial information of the Company reasonably available to ETE, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Estimated Closing Date Balance Sheet (“Estimated Net Working Capital”) and the Net Working Capital Threshold, (iii) a calculation of the difference, if any, between the Long-Term Debt shown on the Estimated Closing Date Balance Sheet (“Estimated Closing Date Long-Term Debt”) and the Long-Term Debt Threshold, (iv) an estimated calculation of the Pre-Closing Capex Amount (“Estimated Pre-Closing Capex Amount”) and (v) an estimated calculation of the Purchase Price Adjustment Amount. Regency shall have the right, following Regency’s receipt of the Estimated Adjustment Statement, to object thereto by delivering written notice to ETE no later than three Business Days before the Closing Date. To the extent Regency timely objects to the Estimated Adjustment Statement (or any component thereof), Regency and ETE shall attempt to resolve their differences; provided that, if Regency and ETE are unable to resolve any such dispute prior to the Closing Date, then ETE’s calculations as reflected in the Estimated Adjustment Statement shall control for purposes of all payments to be made at Closing. To the extent Regency and ETE resolve any of their differences prior to the Closing, then the Parties shall jointly agree on a revised Estimated Adjustment Statement that will control for purposes of the payments to be made at the Closing. The estimated Purchase Price Adjustment Amount that controls for purposes of the payments to be made at the Closing is referred to herein as the “Estimated Purchase Price Adjustment Amount.” If the Estimated Purchase Price Adjustment Amount is a positive number, then at Closing Regency shall wire transfer in immediately available funds an amount equal to the Estimated Purchase Price Adjustment Amount to an account to be designated by ETE before Closing. If the Estimated Purchase Price Adjustment Amount is a negative number, then at Closing ETE shall wire transfer in immediately available funds an amount equal to the absolute value of the Estimated Purchase Price Adjustment Amount to an account to be designated by Regency before Closing.

     (c) Not later than the 90th day following the Closing Date, Regency shall prepare and deliver to ETE a statement (the “Final Adjustment Statement”) setting forth (i) an estimated balance sheet of the Company as of the Closing Date, which balance sheet will be prepared in the same manner as the Estimated Closing Date Balance Sheet (the “Final Closing Date Balance Sheet”) based on the most recent financial information of the Company reasonably available to Regency, (ii) a calculation of the difference, if any, between the Net Working Capital shown on the Final Closing Date Balance Sheet and Estimated Net Working Capital, (iii) a calculation of the difference, if any, between the Closing Date Long-Term Debt shown on the Final Closing Date Balance Sheet and Estimated Closing Date Long-Term Debt, (iv) a calculation of the actual Pre-Closing Capex Amount (the “Final Pre-Closing Capex Amount”), together with a calculation showing the difference, if any, between the Final Pre-Closing Capex Amount and the Estimated Pre-Closing Capex Amount and (v) the final calculation of the Purchase Price Adjustment Amount. At any time during the 30-day period following receipt of the Final Adjustment Statement (the “Review Period”), ETE may deliver to Regency a written report containing any changes that ETE proposes be made to the Final Adjustment Statement (such written report, an “Objection Notice”). Regency shall provide to ETE such documentation and other data, and, during normal business hours, access to its and the Company’s officers, employees, agents and other personnel as is reasonably necessary to enable ETE to appropriately review the Final Adjustment Statement, including preparing a Final Closing Date Balance Sheet and making the calculations set forth in the first sentence of this Section 2.5(c). ETE shall be deemed to have waived any rights to object to the Final Adjustment Statement unless ETE delivers an Objection Notice to Regency within the Review Period and, if the Review Period expires without ETE so delivering an Objection Notice, then the Final Adjustment Statement shall become final and binding for all purposes of this Agreement. If ETE delivers an Objection Notice to Regency during the Review Period, then ETE and Regency shall attempt to agree on the amount of the actual Purchase Price Adjustment Amount. If such Parties cannot reach agreement within 30 days after the date on which ETE delivered such Objection Notice to Regency, the Parties shall refer the remaining disputed matters necessary to the final determination of the Purchase Price Adjustment Amount to PriceWaterhouseCoopers, or if PriceWaterhouseCoopers is unable or unwilling to perform its obligations under this Section 2.5(c), such other nationally-recognized independent accounting firm as is mutually agreed on by ETE and Regency (the “Accounting Firm”). The Accounting Firm shall, if requested by ETE, resolve any disputes under this Section 2.5(c), as well as any disputes under Section 2.5(c) of the Redemption and Exchange Agreement. Each Party shall deliver simultaneously to the Accounting Firm (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Accounting Firm may request and (ii) such Party’s proposed resolution of the disputed matters and any materials it wishes to present to justify the resolution it so presents. Each Party shall be afforded the opportunity to discuss the disputed matters with the Accounting Firm. The Accounting Firm shall act as an expert (and not as an arbitrator) for the limited purpose of determining the specific disputed matters necessary to the determination of the Purchase Price Adjustment Amount submitted by either ETE or Regency to the Accounting Firm, and whether and to what extent, if any, the Purchase Price Adjustment Amount requires adjustment as a result of the resolution of those disputed matters (applying GAAP consistently with the Company’s past practices). The Accounting Firm may not award damages or penalties and shall not have authority to address matters not in dispute between the Parties or necessary to the determination of the final Purchase Price Adjustment

Amount. The Accounting Firm’s determination shall be made within 30 days after submission of the disputed matters and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of the Purchase Price Adjustment Amount, the Accounting Firm shall not increase the Purchase Price Adjustment Amount more than the increase proposed by ETE nor decrease the Purchase Price Adjustment Amount more than the decrease proposed by Regency, as applicable. Each Party shall each bear its own legal fees and other costs of presenting its case to the Accounting Firm. ETE and Regency shall each bear one-half of the costs and expenses of the Accounting Firm incurred in resolving such disputed matters. The Purchase Price Adjustment Amount as finally determined pursuant to this Section 2.5(c) shall be referred to as the “Final Purchase Price Adjustment Amount.”
     (d) Within ten days after the earlier of (i) the expiration of the Review Period without delivery of any Objection Notice and (ii) the date on which ETE and Regency, or the Accounting Firm, as applicable, finally determine the actual Purchase Price Adjustment Amount (A) if the Final Purchase Price Adjustment Amount exceeds the Estimated Purchase Price Adjustment Amount (such excess, the “ETE Adjustment Payment”), Regency shall wire transfer in immediately available funds an amount equal to the ETE Adjustment Payment to an account designated by ETE and (B) if the Estimated Purchase Price Adjustment Amount exceeds the Final Purchase Price Adjustment Amount (such excess, the “Regency Adjustment Payment”), ETE shall wire transfer in immediately available funds an amount equal to the Regency Adjustment Payment to an account designated by Regency.
     2.6 Pro Ration of Distributions.
     (a) If the Closing occurs after the last day of the calendar quarter (the “Preceding Quarter”) immediately prior to the calendar quarter (the “Closing Quarter”) in which the Closing Date occurs but prior to the Record Date for the distribution in respect of the Preceding Quarter, then at the Closing, (i) ETE shall wire transfer in immediately available funds an amount equal to the product of (a) the number of Acquired Units multiplied by (b) $0.46 (unless prior to the Closing, Regency shall have declared its distribution in respect of the Preceding Quarter, in which event such number in this clause (b) shall be the amount declared per Regency Common Unit) (such aggregate amount being referred to herein as the “Estimated Preceding Quarter Distribution Amount”) to an account designated by Regency before Closing and (ii) ETE shall wire transfer in immediately available funds an amount equal to the product of (A) the number of Acquired Units multiplied by (B) $0.46 multiplied by (C) a fraction, (1) the numerator of which is the number of days in the Closing Quarter commencing on the first day of the Closing Quarter and ending on and including the Closing Date and (2) the denominator of which is the total number of days in the Closing Quarter (such aggregate amount being referred to herein as the “Estimated Pro Rata Closing Quarter Distribution Amount”) to an account designated by Regency before Closing.
     (b) If the Closing occurs after the Record Date for distribution in respect of the Preceding Quarter, at the Closing ETE shall wire transfer in immediately available funds an amount equal to the Estimated Pro Rata Closing Quarter Distribution Amount to an account designated by Regency before Closing.

     (c) If the Closing occurs within the period specified in Section 2.6(a), unless the actual declared per unit distribution in respect of the Preceding Quarter is used to determine the Estimated Preceding Quarter Distribution Amount, then not later than the second Business Day following Regency’s declaration of its distribution in respect of the Preceding Quarter, Regency shall prepare and deliver to ETE a calculation of the Actual Preceding Quarter Distribution Amount (as defined below). Within two Business Days of such delivery, (i) if the Actual Preceding Quarter Distribution Amount exceeds the Estimated Preceding Quarter Distribution Amount, then ETE shall wire transfer in immediately available funds the amount of such excess to an account designated by Regency and (ii) if the Estimated Preceding Quarter Distribution Amount exceeds the Actual Preceding Quarter Distribution Amount, then Regency shall wire transfer in immediately available funds the amount of such excess to an account designated by ETE.
     (d) Not later than the second Business Day following Regency’s declaration of its distribution in respect of the Closing Quarter, Regency shall prepare and deliver to ETE a calculation of the Actual Pro Rata Closing Quarter Distribution Amount (as defined below). Within two Business Days of such delivery, (i) if the Actual Pro Rata Closing Quarter Distribution Amount exceeds the Estimated Pro Rata Closing Quarter Distribution Amount, ETE shall wire transfer in immediately available funds an amount equal to such excess to an account designated by Regency and (ii) if the Estimated Pro Rata Closing Quarter Distribution Amount exceeds the Actual Pro Rata Closing Quarter Distribution Amount, Regency shall wire transfer in immediately available funds an amount equal to such excess to an account designated by ETE.
     (e) “Actual Preceding Quarter Distribution Amount” means the product of (i) the number of Acquired Units multiplied by (ii) the actual per-unit distribution declared on the Regency Common Units in respect of the Preceding Quarter.
     (f) “Actual Pro Rata Closing Quarter Distribution Amount” means the product of (i) the number of Acquired Units multiplied by (ii) the actual per-unit distribution declared on the Regency Common Units in respect of the Closing Quarter multiplied by (iii) a fraction, (A) the numerator of which is the number of days in the Closing Quarter commencing on the first day of such quarter and ending on and including the Closing Date and (B) the denominator of which is the total number of days in the Closing Quarter.
     2.7 Adjustment to Contribution Consideration. All amounts to be paid by ETE to Regency pursuant to Section 2.6 shall be deemed to be adjustments to the Purchase Price Adjustment Amount.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ETE
     ETE hereby represents and warrants to the Regency Parties as follows:
     3.1 Organization; Qualification. Each of ETE, ETC III, ETC II and the Company is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is, or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party. ETE has made available to the Regency Parties true and complete copies of the Organizational Documents of ETC III, ETC II and the Company, as in effect on the Execution Date.
     3.2 Authority; Enforceability.
     (a) ETE has the requisite partnership power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by ETE of the Transaction Documents to which ETE is, or will be, a party, and the consummation by ETE of the transactions contemplated thereby, have been duly and validly authorized by ETE, and no other limited partnership proceedings on the part of ETE are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
     (b) The Transaction Documents to which ETE is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by ETE, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which ETE is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of ETE, enforceable against ETE in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).
     3.3 Non-Contravention.
     (a) Except as set forth on Schedule 3.3(a) of the ETE Disclosure Schedule, the execution, delivery and performance by ETE of the Transaction Documents to which ETE is, or will be, a party and by ETE and ETP of the ETP Redemption Agreement, and the consummation by ETE of the transactions contemplated thereby, do not and will not: (i) result in any breach of any provision of the Organizational Documents of ETE; (ii) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which ETE is a party or by which any property or asset of ETE is bound or affected; (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which

ETE is subject or by which any of ETE’s properties or assets is bound, except, in the cases of clauses (ii) and (iii) for such defaults or rights of termination, cancellation, amendment or acceleration or violations as would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is, or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     (b) Except as set forth on Schedule 3.3(b) of the ETE Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which ETE is, or will be, a party by ETE and the consummation by ETE of the transactions contemplated thereby does not and will not: (i) result in any breach of any provision of the Organizational Documents of ETC III, ETC II or the Company; (ii) constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which ETC III, ETC II or the Company is a party or by which any property or assets of ETC III, ETC II or the Company is bound or affected; (iii) assuming compliance with the matters referred to in Section 3.4, violate any Law to which ETC III, ETC II or the Company is subject or by which any of ETC III’s, ETC II’s or the Company’s properties or assets is bound; (iv) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of ETC III, ETC II or the Company; or (v) cause the Company, ETC III or ETC II to become subject to, or to become liable for the payment of, any Tax, except, in the cases of clauses (ii), (iii) and (iv), for such defaults or rights of termination, cancellation, amendment or acceleration, violations or Liens, as would not reasonably be expected to have a Company Material Adverse Effect.
     3.4 Governmental Approvals. Except as set forth on Schedule 3.4 of the ETE Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by ETE of the transactions contemplated by the Transaction Documents to which it is, or will be, a party, other than (a) filings under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is, or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     3.5 Capitalization.
     (a) Schedule 3.5(a) of the ETE Disclosure Schedule sets forth, as of the Execution Date, a correct and complete description of the following: (i) all of the issued and outstanding membership interests of ETC III, ETC II and the Company and (ii) the record owners of the membership interests of ETC III, ETC II and the Company. Except as set forth on Schedule 3.5(a) of the ETE Disclosure Schedule, there are no other outstanding equity interests of the Company.

     (b) (i) At the Closing, the Acquired ETC III Interest (A) will constitute 100% of the issued and outstanding membership interests of ETC III, (B) will have been duly authorized, validly issued and fully paid (to the extent required under the ETC III LLC Agreement) and will be nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and (C) will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
     (ii) At the Closing, the Acquired ETC II Interest (A) will constitute 100% of the issued and outstanding membership interests of ETC II, (B) will have been duly authorized, validly issued and fully paid (to the extent required under the ETC II LLC Agreement) and will be nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and (C) will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
     (c) The ETC III MEP Interest (i) constitutes 49.9% of the issued and outstanding membership interests of the Company, (ii) has been duly authorized, validly issued and fully paid (to the extent required under the Company Agreement) and is nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and (iii) was not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The ETC III MEP Interest is owned beneficially and of record by ETC III, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company.
     (d) The ETC II MEP Interest (i) constitutes 0.1% of the issued and outstanding membership interests of the Company, (ii) has been duly authorized, validly issued and fully paid (to the extent required under the Company LLC Agreement) and is nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and (iii) was not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The ETC II MEP Interest is owned beneficially and of record by ETC II, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company.
     (e) Except for the ETC II Option, or as set forth in the Company LLC Agreement, there are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate ETC III, ETC II or the Company to issue or sell any equity interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in ETC III, ETC II or the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no preemptive rights, rights of first refusal or other outstanding options, warrants, conversion rights, redemption rights, repurchase rights, calls or subscription agreements pursuant to the Company LLC Agreement or any other agreement to which the Company, ETC II or ETC III is party that are or will be exercisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

     (f) None of ETC III, ETC II or the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in ETC III, ETC II or the Company on any matter.
     (g) As of the Execution Date, none of ETC III, ETC II or the Company owns any equity interest in any other Person except for (i) ETC III’s ownership of the ETC III MEP Interest and (ii) ETC II’s ownership of the ETC II MEP Interest.
     3.6 Ownership of Acquired Interests.
     (a) Upon consummation of the Redemption and Exchange, ETE will have good and valid title to the ETC III Acquired Interest, free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Organizational Documents of ETC III.
     (b) (i) Upon the consummation of the transactions contemplated by this Agreement, ETE will assign, convey, transfer and deliver to Regency good and valid title to the ETC III Acquired Interest, free and clear of all Liens other than (A) any transfer restrictions imposed by federal and state securities laws, (B) any transfer restrictions contained in the Organizational Documents of ETC III and (C) any Liens on the ETC III Acquired Interest as a result of actions by the Regency Parties.
     (ii) Upon the consummation of the transactions contemplated by the Option Assignment Agreement, ETE will assign, convey, transfer and deliver to Regency good and valid title to the ETC II Option, free and clear of all Liens other than (A) any transfer restrictions imposed by federal and state securities laws, (B) any transfer restrictions contained in the Organizational Documents of ETC II or the ETC II Option and (C) any Liens on the ETC II Option as a result of actions by the Regency Parties.
     (c) ETE is not a party to any agreements, arrangements or commitments obligating ETE to grant, deliver or sell, or cause to be granted, delivered or sold, the Acquired Interests, by sale, lease, license or otherwise, other than (i) this Agreement and (ii) the purchase rights in favor of certain members of the Company set forth in Section 3.6(b) of the Company LLC Agreement.
     (d) There are no voting trusts, proxies or other agreements or understandings to which ETE is bound with respect to the voting of the Acquired Interests.
     3.7 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 3.12, 3.15 and 3.16, respectively, and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company is in compliance with all applicable Laws, (b) the Company has not received written notice of any violation of any applicable Law and (c) to the Knowledge of ETE, the Company is not under investigation by any Governmental Authority for potential non-compliance with any Law.

     3.8 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, the Company has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted or as will be conducted following completion of the MEP Expansion Project.
     3.9 Rights-of-Way. Except as set forth on Schedule 3.9 of the ETE Disclosure Schedule, (a) the Company has such Rights-of-Way from each Person as are necessary to use, own and operate the Company’s assets in the manner such assets are currently used, owned and operated by the Company or as will be used, owned and operated by the Company following completion of the MEP Expansion Project, (b) the Company has fulfilled and performed all of its obligations with respect to such Rights-of-Way and (c) no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.
     3.10 Financial Statements.
     (a) Attached hereto as Schedule 3.10(a) of the ETE Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Company Financial Statements”): (i) an audited balance sheet of the Company as of December 31, 2009 and the related audited statements of income, changes in owners’ equity and cash flows for the 12-month period then ended and (ii) an unaudited balance sheet of the Company as of March 31, 2010 and the related unaudited statements of income, changes in owners’ equity and cash flows for the quarterly period then ended (the “Interim Financial Statements”).
     (b) Except as set forth on Schedule 3.10(b) of the ETE Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the financial position and operating results, equity and cash flows of the Company as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the Interim Financial Statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures required by GAAP.
     (c) The Company does not have any liability, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the balance sheet of the Company dated as of March 31, 2010 or the notes thereto, (ii) liabilities that have arisen since March 31, 2010 in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have a Company Material Adverse Effect.
     (d) Neither ETC III nor ETC II has any assets or liabilities other than the ETC III MEP Interest and the ETC II MEP Interest, respectively.
     3.11 Absence of Certain Changes. Except as set forth on Schedule 3.11 of the ETE Disclosure Schedule or as expressly contemplated by this Agreement or permitted pursuant to Section 5.1 of the ETP Redemption Agreement, since December 31, 2009, the business of the Company has been conducted in the ordinary course and in a manner consistent with past practice and there has not been:

     (a) any event, occurrence or development which has had, or would be reasonably expected to have, a Company Material Adverse Effect;
     (b) any transaction by the Company that required Special Consent (as such term is defined in the Company LLC Agreement), other than the incurrence of indebtedness pursuant to the Company Credit Facility in accordance with its terms existing on the Execution Date;
     (c) any declaration, setting aside or payment of any dividends on or distributions in respect of any equity interests or other securities of the Company;
     (d) any capital expenditure in excess of $500,000 in the aggregate, except (i) in accordance with the Development Plan (as such term is defined in the Company LLC Agreement) included as Schedule 3.11(d) of the ETE Disclosure Schedule, (ii) in accordance with a Budget (as such term is defined in the Company LLC Agreement) approved in accordance with the Company LLC Agreement prior to the Execution Date and disclosed to the Regency Parties, (iii) in accordance with the draft budget of the Company included as Schedule 3.23 of the ETE Disclosure Schedule, (iv) as disclosed in the Interim Financial Statements or (v) maintenance capital expenditures required on an emergency basis or for the safety of individuals or the environment;
     (e) any material change to the Company’s tax methods, principles or elections; or
     (f) any purchase of securities or ownership interests of, or any investment in, any Person, other than ordinary course overnight investments consistent with the cash management policies of the Company; or
     (g) any agreement by the Company to do any of the foregoing.
     3.12 Environmental Matters. Except as to matters set forth on Schedule 3.12 of the ETE Disclosure Schedule and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:
     (a) the Company is in compliance with all applicable Environmental Laws;
     (b) the Company possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;
     (c) the Company and its properties and operations are not subject to any pending or, to the Knowledge of ETE, threatened Proceeding arising under any Environmental Law, nor has the Company received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law;
     (d) ETE has made available to the Regency Parties complete and correct copies of all material environmental site assessment reports and studies relating to the Company that are in the possession of ETE and, to ETE’s Knowledge, there are no other such reports or studies in existence; and

     (e) to the Knowledge of ETE, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Company, or from or in connection with the Company’s operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.
     3.13 Material Contracts.
     (a) Except as set forth on Schedule 3.13 of the ETE Disclosure Schedule, as of the Execution Date, the Company is not party to or bound by any Contract that:
     (i) relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, gathering, processing, or storing of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that (1) provides for either (x) annual payments by the Company in excess of $500,000 or (y) aggregate payments by the Company in excess of $1,000,000 and (2) cannot be terminated by the Company on 90 day’s or less notice without payment by the Company of any material penalty;
     (ii) is a firm natural gas transportation Contract;
     (iii) contains any provision or covenant, which after the Closing will apply to the business of the Company, materially restricting the Company from engaging in any lawful business activity or competing with any Person;
     (iv) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by the Company or (B) creates a capitalized lease obligation;
     (v) relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;
     (vi) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by the Company;
     (vii) includes the acquisition or sale of assets with a book value in excess of $1,000,000 (whether by merger, sale of stock, sale of assets or otherwise);
     (viii) any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by the Company with any other Person; and
     (ix) otherwise involves the payment by or to the Company of more than $250,000 in the aggregate and cannot be terminated by the Company on 90 days or less notice without payment by the Company of any material penalty.
     (b) Each Contract required to be disclosed pursuant to Section 3.13(a) (collectively, the “Company Material Contracts”) is a valid and binding obligation of the Company, and is in full force and effect and enforceable in accordance with its terms against the Company and, to the Knowledge of ETE, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. ETE has made available to the Regency Parties a true and complete copy of each Company Material Contract to which ETE has the right to provide to the Regency Parties pursuant to the Organizational Documents of the Company.
     (c) None of the Company nor, to the Knowledge of ETE, any other party to any Company Material Contract is in default or breach in any material respect under the terms of any Company Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by the Company or, to the Knowledge of ETE, any other party to any Company Material Contract, or would permit termination, modification or acceleration under any Company Material Contract.
     (d) As of the Execution Date, to the Knowledge of ETE, the Company has not received notice that any current supplier, shipper or customer intends to amend or discontinue a business relationship (including termination of a Company Material Contract) with the Company that could reasonably be expected to generate revenues for the Company or pursuant to which the Company could reasonably be expected to incur costs, in either case of $1,000,000 or more in the aggregate.
     3.14 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.12 or as is set forth on Schedule 3.14(a) of the ETE Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of ETE, threatened against the Company, except such Proceedings as would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which ETE is, or will be, a party or to materially impair ETE’s ability to perform its obligations under the Transaction Documents to which its is, or will be, a party.
     3.15 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws that are the subject of Section 3.12, the Company has all Permits as are necessary to use, own and operate its assets in the manner such assets are currently used, owned and operated by the Company or that will be used, owned or operated by the Company immediately following completion of the MEP Expansion Project, except where the failure to have such Permits would not reasonably be expected to have a Company Material Adverse Effect.
     3.16 Taxes.
     (a) All material Tax Returns required to be filed with respect to ETC III, ETC II and the Company have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due relating to ETC III, ETC II and the Company have been paid in full. There are no material claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against ETC III, ETC II or the Company for any Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to ETC III, ETC II or the Company. ETE expects that at least

90% of the gross income of the Company will consist of “qualifying income” within the meaning of Section 7704(d) of the Code for the taxable year ending on December 31, 2010 (determined as if the Company were a publicly traded partnership).
     (b) No material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to ETC III, ETC II or the Company.
     (c) All material Taxes required to be withheld, collected or deposited by or with respect to ETC III, ETC II or the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of ETC III, ETC II or the Company for any period.
     (e) None of ETC III, ETC II or the Company is a party to any Tax sharing agreement.
     (f) ETE is not a “foreign person” as defined in Section 1445(f)(3) of the Code, and the rules and Treasury Regulations promulgated thereunder, or an entity disregarded as separate from its owner for United States federal income tax purposes.
     (g) None of ETC III, ETC II or the Company, has engaged in a transaction that would be reportable by or with respect to ETC III, ETC II or the Company pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.
     (h) For each taxable year since its formation, each of the Company, ETC III and ETC II is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes. None of the Company, ETC III or ETC II have made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes.
     3.17 Employee Benefits. None of the Company, ETC III or ETC II employs or has ever employed any employees. None of the Company, ETC III or ETC II or any of their respective ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, or will have, at any time within the six years immediately preceding the Closing Date sponsored, maintained, contributed to or had an obligation to contribute to, any “employee benefit plans” (within the meaning of Section 3(3) of ERISA or any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or any other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA. None of the Company, ETC III or ETC II has or could reasonably be expected to have any present liability, nor do any circumstances exist that could reasonably be expected to result in the Company, ETC III or ETC II having any future material liabilities with respect to any current or former employees of ETP or any of its Affiliates.
     3.18 Brokers’ Fee. Except for the fee payable to RBS Securities, Inc. which shall be paid by ETP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ETE.
     3.19 Regulatory Status. Except as set forth on Schedule 3.19 of the ETE Disclosure Schedule, there are no currently effective tariffs authorized and approved by the FERC as of the date of this Agreement applicable to the Company, or currently pending material rate filings, certificate applications, or other filings that relate to the Company made with FERC prior to the date of this Agreement. The Company (a) has all necessary approvals from FERC to provide service to customers pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended, and (b) has made all required FERC filings necessary to offer such service, except where failure to have any such approval or to have made any such filing would not reasonably be expected to have a Company Material Adverse Effect.
     3.20 Intellectual Property. The Company owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the business as presently conducted; (b) no third party has asserted in writing delivered to the Company an unresolved claim that the Company is infringing on the Intellectual Property of such third party and (c) to the Knowledge of ETE, no third party is infringing on the Intellectual Property owned by the Company.
     3.21 Insurance. Schedule 3.21 of the ETE Disclosure Schedule contains, as of the Execution Date, a complete and correct list of all liability, property, fire, casualty, product liability, workers’ compensation and other insurance policies, if any, that are in full force and effect as of the Execution Date that insure or relate to the assets of the Company (the “Company Policies”). To the Knowledge of ETE, as of the Execution Date there is no claim, suit or other matter currently pending in respect of which the Company has received any notice from the insurer under any Company Policies disclaiming coverage, reserving rights with respect to a particular claim or such Company Policy in general or canceling or materially amending any such Company Policy. To the Knowledge of ETE, all premiums due and payable for such Company Policies have been duly paid, and such Company Policies or extensions or renewals thereof in the amounts described will be outstanding and duly in full force without interruption until the Closing Date.
     3.22 Matters Relating to Acquisition of the Acquired Units.
     (a) ETE has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Units and is capable of bearing the economic risk of such investment. ETE is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. ETE is acquiring the Acquired Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Units. ETE does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Units. ETE acknowledges and understands that (i) the acquisition of the Acquired Units has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Acquired Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. ETE agrees that the Acquired Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.
     (b) ETE has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Units. ETE has had an opportunity to ask questions and receive answers from Regency regarding the terms and conditions of the offering of the Acquired Units and the business, properties, prospects and financial condition of Regency. The foregoing, however, does not modify the representations and warranties of the Regency Parties in Article IV and such representations and warranties constitute the sole and exclusive representations and warranties of the Regency Parties to ETE in connection with the transactions contemplated by this Agreement.
     3.23 Budget. Attached as Schedule 3.23 of the ETE Disclosure Schedule is the draft budget of the Company for fiscal year 2010 as of the Execution Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE REGENCY PARTIES
     The Regency Parties hereby jointly and severally represent and warrant to ETE as follows:
     4.1 Organization; Qualification. Each Regency Party is an entity duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair the ability of each Regency Party to perform its obligations under the Transaction Documents to which it is, or will be, a party. The Regency Parties have made available to ETE true and complete copies of the Organizational Documents of each Regency Entity, as in effect on the Execution Date.
     4.2 Authority; Enforceability; Valid Issuance.
     (a) Each Regency Party has the requisite partnership or limited liability company power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by each Regency Party of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by such Regency Party, and no other limited liability company or limited partnership proceedings, as applicable, on the part of such Regency Party are necessary to authorize the

Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.
     (b) The Transaction Documents to which each Regency Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by such Regency Party, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Regency Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Regency Party, enforceable against such Regency Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.
     (c) The issuance of the Acquired Units pursuant to this Agreement has been duly authorized in accordance with the Organizational Documents of Regency and, when issued and delivered to ETE in accordance with the terms of this Agreement, the Acquired Units will be validly issued, fully paid (to the extent required under the Regency Partnership Agreement), nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of any restriction upon voting or transfer thereof pursuant to the Organizational Documents of Regency or any Contract to which any of the Regency Entities is a party or by which any property or asset of any such Person is bound or affected.
     4.3 Non-Contravention. Except as set forth on Schedule 4.3 of the Regency Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which each Regency Party is, or will be, a party by such Regency Party and the consummation by such Regency Party of the transactions contemplated thereby does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Regency Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Regency Entity is a party or by which any property or asset of any Regency Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Regency Entity is subject or by which any of any Regency Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Regency Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Regency Party is, or will be, a party or to materially impair such Regency Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     4.4 Governmental Approvals. Except as set forth on Schedule 4.4 of the Regency Disclosure Schedule no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by either Regency Party of the transactions contemplated by the Transaction Documents to which it, or will be, a party, other than (a) filings under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals that have been obtained or made or that would in the ordinary course be made or obtained after the Closing, or which, if not obtained or made, would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Regency Party is, or will be, a party or to materially impair such Regency Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.
     4.5 Capitalization.
     (a) As of the Execution Date: (i) 93,191,602 Regency Common Units were issued and outstanding, (ii) 4,371,586 Series A Cumulative Convertible Preferred Units of Regency (“Regency Series A Units”), which Regency Series A Units are convertible into Regency Common Units at an initial conversion price of $18.30 per unit, subject to adjustment, were issued and outstanding and (iii) 1,155,129 Regency Common Units were available for issuance under Regency’s employee benefit plans, of which 297,651 Regency Common Units were subject to issuance upon exercise of outstanding Regency options, 267,135 Regency Common Units were subject to issuance upon the vesting of outstanding phantom units and 355,609 Regency Common Units were subject to issuance upon the vesting of outstanding un-vested restricted units.
     (b) All of the limited partner interests in Regency are duly authorized and validly issued in accordance with the Organizational Documents of Regency, and are fully paid (to the extent required under the Organizational Documents of Regency) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.
     (c) Except as set forth in the Organizational Documents of Regency and except as provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Regency Entities to issue or sell any equity interests of Regency or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Regency, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
     (d) Except for the Regency Series A Units, none of the Regency Entities has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Regency on any matter.
     (e) RGPLP is the sole general partner of Regency with a 2.0% general partner interest in Regency (the “Regency GP Interest”) and owns 100% of the Incentive Distribution Rights (collectively with the Regency GP Interest, the “Regency GP LP Interests”). The Regency GP LP Interests have been duly authorized and validly issued in accordance with the Regency Partnership Agreement and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Regency GP LP Interests are owned by RGPLP free and clear of all Liens, other than (i) transfer restrictions imposed by federal and state securities laws and (ii) any transfer restrictions contained in the Regency Partnership Agreement.
     4.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit and Tax matters, which are the subject of Sections 4.11, 4.14 and 4.15, respectively, and except as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2010 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), or that would not reasonably be expected to have a Regency Material Adverse Effect, (a) each of the Regency Entities is in compliance with all applicable Laws, (b) none of the Regency Entities has received written notice of any violation of any applicable Law and (c) to the Knowledge of Regency, none of the Regency Entities is under investigation by any Governmental Authority for potential non-compliance with any Law.
     4.7 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Regency Material Adverse Effect, each Regency Entity has title to or rights or interests in its real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.
     4.8 Rights-of-Way. Except as to matters that would not reasonably be expected to have a Regency Material Adverse Effect, (a) each Regency Entity has such Rights-of-Way from each Person as are necessary to use, own and operate each Regency Entity’s assets in the manner such assets are currently used, owned and operated by each Regency Entity, (b) each Regency Entity has fulfilled and performed all of its obligations with respect to such Rights-of-Way and (c) no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way.
     4.9 Regency SEC Reports; Financial Statements.
     (a) Regency has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Regency with the Securities and Exchange Commission (“SEC”) since January 1, 2009 (such documents being collectively referred to as the “Regency SEC Documents”).
     (b) Each Regency SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Regency SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of the financial statements of Regency included in the Regency SEC Documents (“Regency Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Regency as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10-Q of the SEC.
     (d) None of the Regency Entities has any liability, whether accrued, contingent, absolute or otherwise, except for (i) liabilities set forth on the consolidated balance sheet of Regency dated as of March 31, 2010 or the notes thereto, (ii) liabilities that have arisen since March 31, 2010 in the ordinary course of business and (iii) liabilities that would not reasonably be expected to have a Regency Material Adverse Effect.
     4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10 of the Regency Disclosure Schedule, as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2010 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), or as expressly contemplated by this Agreement, since December 31, 2009, the business of the Regency Entities has been conducted in the ordinary course and in a manner consistent with past practice and there has not been (a) any event, occurrence or development which has had, or would be reasonably expected to have, a Regency Material Adverse Effect or (b) the occurrence of any of the transactions or matters described in Section 5.2(b).
     4.11 Environmental Matters. Except as to matters set forth on Schedule 4.11 of the Regency Disclosure Schedule, as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2010 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), and for matters that would not reasonably be expected to have a Regency Material Adverse Effect:
     (a) each of the Regency Entities is in compliance with all applicable Environmental Laws;
     (b) each of the Regency Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;
     (c) none of the Regency Entities nor any of their properties or operations are subject to any pending or, to the Knowledge of the Regency Parties, threatened Proceeding arising under any Environmental Law, nor has any of the Regency Entities received any written and pending notice, order or complaint from any Governmental Authority alleging a violation of or liability arising under any Environmental Law;
     (d) Regency has made available to ETE complete and correct copies of all material environmental site assessment reports and studies relating to the Regency Entities; and
     (e) to the Knowledge of Regency, there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Regency Entities, or from or in connection with the Regency Entities’ operations in a manner that would reasonably be expected to give rise to any liability pursuant to any Environmental Law.
     4.12 Material Contracts.
     (a) Except as set forth on Schedule 4.12 of the Regency Disclosure Schedule or filed with any Regency SEC Document (including by incorporation by reference) filed with the SEC on or after January 1, 2010 and prior to the date hereof, as of the Execution Date, none of the Regency Entities is a party to or bound by any Contract that:
     (i) is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Regency on the Execution Date;
     (ii) contains any provision or covenant which materially restricts any Regency Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person;
     (iii) (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Regency Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $10,000,000);
     (iv) is in respect of the formation of any partnership or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Regency Entities involving assets or obligations in excess of $75,000,000;
     (v) includes the acquisition or sale of assets with a book value in excess of $50,000,000 (whether by merger, sale of stock, sale of assets or otherwise);
     (vi) any Contract or commitment that involves a sharing of profits, losses, costs or liabilities by any Regency Entity with any other Person other than gas processing contracts; and
     (vii) otherwise involves the annual payment by or to any of the Regency Entities of more than $10,000,000 and cannot be terminated by the Regency Entities on 90 days or less notice without payment by the Regency Entities of any material penalty (in each case other than any contract described in Section 4.12(b)).

     (b) Except as provided on Schedule 4.12 of the Regency Disclosure Schedule, Regency has made available to ETE (i) each Contract described in Section 4.12(a) and (ii) each Contract to which any of the Regency Entities is bound as of the Execution Date that relates to (A) the purchase of materials, supplies, goods, services or other assets, (B) the purchase, sale, transporting, treating, gathering, processing or storing of, or gas compressing services rendered in connection with, natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto or (C) the construction of capital assets, in the cases of clauses (A), (B) and (C) that (i) provides for either (1) annual payments by or to any of the Regency Entities in excess of $10,000,000 or (2) aggregate payments by or to any of the Regency Entities in excess of $10,000,000 (all such Contracts referred to in clauses (i) and (ii) being referred to as the “Regency Material Contracts”).
     (c) Each Regency Material Contract is a valid and binding obligation of the applicable Regency Entity, and is in full force and effect and enforceable in accordance with its terms against such Regency Entity and, to the Knowledge of Regency, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.
     (d) None of the Regency Entities nor, to the Knowledge of Regency, any other party to any Regency Material Contract is in default or breach in any material respect under the terms of any Regency Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Regency Entity or, to the Knowledge of Regency, any other party to any Regency Material Contract, or would permit termination, modification or acceleration under any Regency Material Contract.
     4.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.11, as set forth on Schedule 4.13 of Regency Disclosure Schedule, or as to specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2010 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature), there are no Proceedings pending or, to the Knowledge of the Regency Parties, threatened against the Regency Entities, except such Proceedings as would not reasonably be expected to have a Regency Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Regency is, or will be, a party or to materially impair Regency’s ability to perform its obligations under the Transaction Documents to which its is, or will be, a party.
     4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.11, the Regency Entities have all Permits as are necessary to use, own and operate its assets in the manner such assets are currently used, owned and operated by the Regency Entities, except where the failure to have such Permits would not reasonably be expected to have a Regency Material Adverse Effect.

     4.15 Taxes.
     (a) All material Tax Returns required to be filed with respect to the Regency Entities have been filed and all such Tax Returns are complete and correct in all material respects and all material Taxes due relating to the Regency Entities have been paid in full. There are no claims (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Regency Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of or with respect to any Regency Entity.
     (b) Except as set forth on Schedule 4.15(b) of the Regency Disclosure Schedule, no material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any Regency Entity.
     (c) All material Taxes required to be withheld, collected or deposited by or with respect to the Regency Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (d) There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes associated with the ownership or operation of the assets of the Regency Entities for any period.
     (e) No Regency Entity is a party to any Tax sharing agreement.
     (f) No Regency Entity has engaged in a transaction that would be reportable by or with respect to any Regency Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.
     (g) Each of the Regency Entities that is characterized as a partnership for federal income tax purposes and has filed a federal income tax return has in effect an election pursuant to Section 754 of the Code. For each taxable year beginning with Regency’s initial public offering, Regency is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes. For each taxable year since its formation, Regency SPV is, or has been, properly classified as a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes. Neither Regency nor Regency SPV has made an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for United States federal income tax purposes.
     4.16 Employee Benefits; Employment and Labor Matters.
     (a) Except as set forth on Schedule 4.16(a) of the Regency Disclosure Schedule or filed with any Regency SEC Document (including by incorporation by reference) filed with the SEC on or after January 1, 2010 and prior to the date hereof, no Regency Entity, nor any ERISA Affiliate of any Regency Entity, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six years prior to the Closing Date any of the following:

     (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA, but excluding any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan with the meaning of Section 4063(a) of ERISA); or
     (ii) any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.16(a)(i) (collectively, along with the plans described in Section 4.16(a)(i) above, the “Regency Benefit Plans”).
     (b) True, correct and complete copies of each of the Regency Benefit Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been made available to ETE. and there has been made available to ETE, with respect to each Regency Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. Additionally, the most recent determination letter or opinion letter from the Internal Revenue Service for each of the Regency Benefit Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such plans has been made available to ETE.
     (c) Except as disclosed on Schedule 4.16(c) of the Regency Disclosure Schedule and except as to matters that would not reasonably be expected to have a Regency Material Adverse Effect:
     (i) each Regency Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;
     (ii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Regency Entities, threatened, with respect to any Regency Benefit Plan and no Regency Benefit Plan is under audit or is subject to an investigation by the Internal Revenue Service, the Department of Labor or any other federal or state governmental agency nor, to the Knowledge of the Regency Parties, is any such audit or investigation pending;
     (iii) no Regency Benefit Plan is subject to Title IV of ERISA;
     (iv) all contributions and payments required to be made by any Regency Entity or an ERISA Affiliate of any Regency Entity to or under each Regency Benefit Plan have been timely made;

     (v) as to any Regency Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code; and
     (vi) none of the Regency Entities or any of their ERISA Affiliates have any liability with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or multiple employer plan with the meaning of Section 4063(a) of ERISA.
     (d) In connection with the consummation of the transaction contemplated by this Agreement, no payments have or will be made under the Regency Benefit Plans which, in the aggregate, would result in the loss of deduction or the imposition any excise tax under sections 280G and 4999 of the Code.
     (e) No Regency Benefits Plan provides retiree medical or retiree life insurance benefits to any person and none of the Regency Entities is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, in any case other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the Code or otherwise as required by applicable law. Additionally, each Regency Benefits Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.
     (f) Except as would not reasonably be expected to have a Regency Material Adverse Effect, (i) each of the Regency Entities is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Regency Entities is pending or, to the Knowledge of the Regency Entities, threatened against any of the Regency Entities, any present or former director or employee (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Regency Entities is subject to or otherwise bound by, any material consent decree, order, or agreement with, any Governmental Authority relating to employees or former employees of any of the Regency Entities. None of the Regency Entities is a signatory party to or otherwise subject to any collective bargaining agreements, and none of the employees of the Regency Entities is represented by a labor union; and there is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against any of the Regency Entities pending or, to the Knowledge of the Regency Parties, threatened.
     4.17 Brokers’ Fee. Except as set forth on Schedule 4.17 of the Regency Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Regency.

     4.18 Regulatory Status.
     (a) Except as set forth on Schedule 4.18 of the Regency Disclosure Schedule, or for specific matters disclosed in the Regency SEC Documents filed or furnished on or after January 1, 2010 and prior to the date hereof (excluding any disclosures included in any “risk factor” section of such Regency SEC Documents or any other disclosures in such Regency SEC Documents to the extent they are predictive or forward-looking and general in nature) there are no currently effective tariffs authorized and approved by the FERC as of the date of this Agreement applicable to the Regency Entities, or currently pending material rate filings, certificate applications, or other filings that relate to any of the Regency Entities made with FERC prior to the date of this Agreement. The Regency Entities (i) have all necessary approvals from FERC to provide service to customers pursuant to the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended, and (ii) have made all required FERC filings necessary to offer such service, except where failure to have any such approval or to have made any such filing would not reasonably be expected to have a Regency Material Adverse Effect.
     (b) Regency is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     4.19 Intellectual Property. The Regency Entities own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the business as presently conducted; (b) no third party has asserted in writing delivered to the Regency Entities an unresolved claim that any of the Regency Entities is infringing on the Intellectual Property of such third party and (c) to the Knowledge of Regency, no third party is infringing on the Intellectual Property owned by the Regency Entities.
     4.20 Matters Relating to Acquisition of the Acquired Interests.
     (a) Regency has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risk of such investment. Regency is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. The Regency Parties are acquiring the Acquired Interests for investment for their own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests. Neither of the Regency Parties has any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests. The Regency Parties acknowledge and understand that (i) the acquisition of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the Acquired Interests will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. The Regency Parties agree that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except (A) in accordance with the requirements of the ETC III LLC Agreement, ETC II LLC Agreement and Company LLC Agreement, (B) pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws or (C) to the extent pledged or hypothecated pursuant to the terms of the Regency Credit Facility.
     (b) The Regency Parties have undertaken such investigation as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Acquired Interests. The Regency Parties have had an opportunity to ask questions and receive answers from ETE regarding the terms and conditions of the offering of the Acquired Interests and the business, properties, prospects, and financial condition of the Company (to the extent ETE possessed such information). The foregoing, however, does not modify the representations and warranties of ETE in Article III and such representations and warranties constitute the sole and exclusive representations and warranties of ETE to the Regency Parties in connection with the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS OF THE PARTIES
     5.1 Conduct of the Company’s Business. From the Execution Date through the Closing, except as described in Schedule 5.1 to the Company Disclosure Schedule or consented to or approved in writing by Regency (which shall not be unreasonably withheld, conditioned or delayed), ETE shall not (a) consent to or approve of any action, or waive its rights to consent to or approve of any action, for which ETE’s consent or approval is required under Section 5.1 of the ETP Redemption Agreement, (b) agree to amend the ETP Redemption Agreement in any manner that would reasonably be expected to adversely affect the Regency Parties’ rights under this Agreement or (c) exercise its rights under Section 7.1(a)] of the ETP Redemption Agreement to terminate the ETP Redemption Agreement.
     5.2 Conduct of Regency’s Business.
     (a) From the Execution Date through the Closing, except as permitted or required by the other terms of this Agreement, described in Schedule 5.2 of the Regency Disclosure Schedule, or consented to or approved in writing by ETE (which shall not be unreasonably withheld, conditioned or delayed), Regency shall, and cause each of its Subsidiaries to:
     (i) conduct its business and activities in the ordinary course of business consistent with past practice;
     (ii) use reasonable best efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;
     (iii) comply in all material respects with all applicable Laws relating to them; and
     (iv) use reasonable best efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Regency Parties.

     (b) Without limiting the generality of Section 5.2(a), and except as described in Schedule 5.2(b) of the Regency Disclosure Schedule, or consented to or approved in writing by ETE (which shall not be unreasonably withheld, conditioned or delayed), Regency shall not, and shall cause each of its Subsidiaries not to:
     (i) make any material change or amendment to its Organizational Documents;
     (ii) purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $50,000,000 in the aggregate;
     (iii) make any capital expenditure in excess of $50,000,000 in the aggregate, except as required on an emergency basis or for the safety of individuals or the environment;
     (iv) make any material change to its tax methods, principles or elections;
     (v) except as required under its Organizational Documents, declare or pay any distributions in respect of any of its equity securities or partnership units except (A) in the case of Regency, the declaration and payment of regular quarterly cash distributions of Available Cash from Operating Surplus (each as defined in the Regency Partnership Agreement), not in excess of $0.46 per Regency Common Unit per quarter, plus any corresponding distribution on the general partner interest and Incentive Distribution Rights, (B) regular quarterly distributions of Available Cash from Operating Surplus, not in excess of $0.445 per quarter, in respect of the Regency Series A Units and (C) the declaration and payment of distributions from any direct or indirect wholly owned Subsidiary of Regency;
     (vi) split, combine or reclassify any of its equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its equity securities or partnership units, except for any such transaction by a direct or indirect wholly owned Subsidiary of Regency that remains a direct or indirect wholly owned Subsidiary of Regency after consummation of such transaction;
     (vii) repurchase, redeem or otherwise acquire any of its equity securities or partnership units or any securities convertible into or exercisable for any equity securities or partnership units other than redemptions to satisfy federal income tax withholding obligations in connection with the vesting of units under Regency’s long-term incentive plan;
     (viii) except for the Acquired Units, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances (1) by a direct or indirect wholly owned Subsidiary of Regency of equity securities or partnership units to such

Person’s parent or any other direct or indirect wholly owned Subsidiary of Regency and (2) pursuant to awards outstanding prior to the date of this Agreement under the Regency Benefit Plans which are reflected on Schedule 4.16 of the Regency Disclosure Schedule;
     (ix) purchase or sell assets, other than purchases or sales of inventory in the ordinary course, with a value exceeding $50,000,000 individually or $50,000,000 in the aggregate;
     (x) create, incur, guarantee or assume any Indebtedness for borrowed money exceeding $100,000,000 in the aggregate;
     (xi) enter into any joint venture or similar arrangement with a third party (other than in the ordinary course of business) involving assets or obligations in excess of $75,000,000;
     (xii) (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements assess damages in excess of $10,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Regency Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Regency Material Adverse Effect;
     (xiii) except as otherwise expressly permitted by this Section 5.2, merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;
     (xiv) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up;
     (xv) change or modify any accounting policies, except as required by applicable regulatory authorities or independent accountants;
     (xvi) approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual whose base salary exceeds $200,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans;
     (xvii) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Regency Material Contracts or waive any default by, or release, settle or compromise any claim against, any other party thereto; or
     (xviii) agree or commit to take any of the actions described above.
Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.2 shall prohibit Regency from taking any action, or approving the taking by any of its Subsidiaries of any action, if, prior to taking such action, or approving the taking of such action, Regency determines in good faith, after consultation with outside legal counsel, that failure to take such action, or to approve the taking of such action, would be reasonably likely to be inconsistent with the implied contractual covenant of good faith and fair dealing imposed on Regency or such Subsidiary in its capacity as a partner in the RIGS JV and a party to the RIGS JV Agreement under the Delaware Revised Uniform Partnership Act.
     5.3 Notice of Certain Events. Each Party shall promptly notify the other Parties of:
     (a) any event, condition or development that has resulted in the inaccuracy or breach of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such notifying Party at any time during the term hereof and that would reasonably be expected to result in any of the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall be deemed to cure any such breach of or inaccuracy in such notifying Party’s representations and warranties or covenants and agreements or in the ETE Disclosure Schedule or the Regency Disclosure Schedule for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Parties;
     (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;
     (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents; and
     (d) any Proceedings commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair the notifying Party’s ability to perform its obligations under the Transaction Documents.
     5.4 Access to Information.
     (a) From the Execution Date until the Closing Date, ETE will, upon request by the Regency Parties, exercise its rights under Section 5.3 of the ETP Redemption Agreement in order to afford the Regency Parties, their counsel, financial advisors, auditors and other authorized representatives (collectively, “Representatives”) such access and information as ETP has agreed to provide to ETE and its Representatives under Section 5.3 of the ETP Redemption Agreement. To the fullest extent permitted by Law, ETE and its Representatives and Affiliates shall (i) not be responsible or liable to the Regency Parties for personal injuries sustained by the Regency Parties’ Representatives in connection with the access provided pursuant to this Section 5.4(a) and (ii) shall be indemnified and held harmless by the Regency Parties for any losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of ETE. The Regency Parties agree that they will not, and will cause their Representatives not to, use any information obtained pursuant to this Section 5.4(a) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     (b) From the Execution Date until the Closing Date, Regency will, and will cause each of its Subsidiaries to, (i) give ETE and its Representatives reasonable access to the offices, properties, books and records of Regency and its Subsidiaries, in each case during normal business hours and (ii) furnish to ETE and its Representatives such financial and operating data and other information relating to Regency and its Subsidiaries as such Persons may reasonably request, subject to ETE’s and its Representatives’ compliance with applicable Law governing the use of such information. Notwithstanding the foregoing provisions of this Section 5.4(b), Regency shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to ETE or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. To the extent practicable, Regency shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section 5.4(b) shall be conducted in such manner as not to interfere with the conduct of the business of Regency or its Subsidiaries. Notwithstanding the foregoing, ETE shall not be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties of Regency or its Subsidiaries without the prior written consent of Regency. To the fullest extent permitted by Law, Regency and its Representatives and Affiliates shall (A) not be responsible or liable to ETE for personal injuries sustained by ETE’s Representatives in connection with the access provided pursuant to this Section 5.4(b) and (B) shall be indemnified and held harmless by ETE for any losses suffered by any such Persons in connection with any such personal injuries; provided such personal injuries are not caused by the gross negligence or willful misconduct of Regency. ETE agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.4(b) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
     5.5 Governmental Approvals.
     (a) The Parties will cooperate with each other and use reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Documents and the Regency GP Purchase Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.
     (b) Without limiting Section 5.5(a), as soon as practicable following the Execution Date, but in no event later than ten Business Days following the Execution Date, the Parties shall make such filings as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents (other than the Option Agreement), which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Each Party shall cause their respective counsel to furnish each other Party such necessary information and reasonable assistance as such other

Party may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act. Each Party shall cause their counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority. Regency shall pay the statutory filing fee associated with filings under the HSR Act.
     (c) The Parties agree to cooperate with each other and use reasonable best efforts to contest and resist, any Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Documents and the Regency GP Purchase Agreement.
     5.6 Legends. If the Acquired Interests are certificated, the Regency Parties agree to the imprinting, so long as the restrictions described in the legend are applicable, of the following legend on any certificates evidencing all or any portion of the Acquired Interests:
     THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [___] (THE “LLC AGREEMENT”). ACCORDINGLY, THEY MAY NOT BE OFFERED OR SOLD EXCEPT (A) IN ACCORDANCE WITH THE TERMS OF THE LLC AGREEMENT AND (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH OTHER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
     5.7 Expenses. All costs and expenses incurred by ETE in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by ETE and all costs and expenses incurred by the Regency Parties in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the Regency Parties; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.
     5.8 Further Assurances; Efforts to Release Guarantees.
     (a) Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, each Party will use its reasonable best efforts to obtain timely all authorizations, consents and approvals of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties hereto may reasonably request in connection with the foregoing.
     (b) The Regency Parties shall cooperate with ETE and ETP to cause the release of both ETP and ETE from any and all obligations that either ETP or ETE have to guaranty the performance of ETC III under the Company LLC Agreement following the Closing, and to substitute and replace such obligations of ETP or ETE with an absolute and unconditional guaranty by Regency of ETC III’s performance under the Company LLC Agreement. Without limiting the generality of the foregoing, if at any time after the Closing Regency satisfies the Credit Standards (as defined in the Company LLC Agreement), Regency shall substitute and replace such obligations of ETP or ETE with an absolute and unconditional guaranty by Regency of ETC III’s performance under the Company LLC Agreement. Until such time as Regency has caused the substitution and replacement of ETP and ETE’s obligations pursuant to the preceding sentence, Regency shall not permit ETC III to commit to the making of any Capital Contribution (as defined in the Company LLC Agreement) prior to the funding of such Capital Contribution that, together with all other unfunded Capital Contributions committed to by ETC III and ETC II, exceeds $5,000,000 unless (i) such Capital Contribution has been approved in writing by ETE and ETP or (ii) prior to causing ETC III to commit to such Capital Contribution, Regency provides Acceptable Credit Support in respect thereof.
     (c) The Regency Parties shall cooperate to cause the release of both ETP and ETE from any and all obligations that either ETP or ETE have to guaranty the performance of ETC II under the Company LLC Agreement following the Option Closing, and to substitute and replace such obligations of ETP or ETE with an absolute and unconditional guaranty by Regency of ETC II’s performance under the Company LLC Agreement. Without limiting the generality of the foregoing, if at any time after the Option Closing Regency satisfies the Credit Standards (as defined in the Company LLC Agreement), Regency shall substitute and replace such obligations of ETP or ETE with an absolute and unconditional guaranty by Regency of ETC II’s performance under the Company LLC Agreement. Until such time as Regency has caused the substitution and replacement of ETP and ETE’s obligations pursuant to the preceding sentence, Regency shall not permit ETC II to commit to the making of any Capital Contribution (as defined in the Company LLC Agreement) prior to the funding of such Capital Contribution that, together with all other unfunded Capital Contributions committed to by ETC II and ETC III, exceeds $5,000,000 unless (i) such Capital Contribution has been approved in writing by ETE and ETP or (ii) prior to causing ETC II to commit to such Capital Contribution, Regency provides Acceptable Credit Support in respect thereof.
     (d) The Regency Parties shall cooperate with ETE and ETP to reduce, as of the Closing, ETP’s (and if applicable, ETE’s) Stated Percentage (as defined in the ETP Guaranty Agreement) from 49.9% to 0.1%. In furtherance of this obligation, if at any time after the Closing Regency becomes a Qualified Additional Guarantor (as defined in the MEP Credit Agreement), Regency shall promptly enter into a Credit Guaranty Agreement with a Stated Percentage thereunder of 49.9%, in form, scope and substance reasonably satisfactory to the Administrative Agent and Regency.
     (e) The Regency Parties shall cooperate to reduce, as of the Option Closing, ETP’s (and if applicable, ETE’s) Stated Percentage (as defined in the ETP Guaranty Agreement) to 0%.

In furtherance of this obligation, if at any time after the Option Closing Regency becomes a Qualified Additional Guarantor (as defined in the MEP Credit Agreement), Regency shall promptly enter into a Credit Guaranty Agreement with a Stated Percentage thereunder of 49.9%, in form, scope and substance reasonably satisfactory to the Administrative Agent and Regency.
     5.9 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of ETE and its Affiliates on one hand nor the Regency Parties and their respective Affiliates on the other shall issue any such public announcement, statement or other disclosure without having first notified ETE on one hand or the Regency Parties on the other; provided, however, that any of ETE and its Affiliates, on one hand, and any of the Regency Parties and their respective Affiliates, on the other, may make any public disclosure without first so consulting with or notifying the other Party or Parties if such disclosing party believes that it is required to do so by Law or by any stock exchange listing requirement or trading agreement concerning the publicly traded securities of ETE or any of its Affiliates, on one hand, or the Regency Parties or any of their respective Affiliates, on the other.
     5.10 Common Units. ETE agrees to the imprinting, so long as the restrictions described in the legend are applicable, of the following legend on any certificates evidencing all or any portion of the Acquired Units:
     THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF REGENCY ENERGY PARTNERS LP. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF REGENCY ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF REGENCY ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE REGENCY ENERGY PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). REGENCY GP LP, THE GENERAL PARTNER OF REGENCY ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF REGENCY ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY

NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
     5.11 Tax Matters.
     (a) Filing Tax Returns. (i) ETE will file or cause to be filed all Tax Returns of the Company, ETC III and ETC II that are required to be filed (after taking into account extensions) on or prior to the Closing Date and will prepare or cause to be prepared such Tax Returns in a manner consistent with past practice unless otherwise required by Law.
     (ii) Regency shall file or cause to be filed all Tax Returns of the Company and ETC III for all (A) taxable years ending on or prior to the Closing Date which are filed after the Closing Date, (B) taxable years beginning prior to the Closing Date and ending after the Closing Date, (C) taxable years beginning after the Closing Date. With respect to Tax Returns described in clauses (A) and (B) of the preceding sentence, Regency shall cause such Tax Returns to be prepared in a manner consistent with past practice unless otherwise required by Law.`
     (b) Cooperation. Each of the Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
     (c) Transfer Taxes. All transfer and other such Taxes and fees (including any penalties and interest) incurred in connection with the contribution of the Acquired Interests pursuant to this Agreement shall be paid equally by ETE (on the one hand) and Regency (on the other hand) when due.
     5.12 Books and Records; Financial Statements.
     (a) Regency shall provide ETE access to Regency’s books and records relating to the Regency Entities to the extent reasonably necessary to enable ETE to prepare financial statements of the Regency Entities and such other financial statements of ETE and its Affiliates in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by ETE as a result of the transactions contemplated by this Agreement. Regency shall use reasonable best efforts to cause the Audit Firm to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith.
     (b) Regency hereby consents to the inclusion or incorporation by reference of the financial statements of the Regency Entities in any registration statement, report or other filing of ETE or any of its Affiliates as to which ETE or any of its Affiliates reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Regency shall use reasonable best efforts to cause the Audit Firm to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of the Regency Parties in any such registration statement, report or other filing of ETE or any of its Affiliates, and Regency shall cause representation letters, in form and substance reasonably satisfactory to the Audit Firm, to be executed and delivered to the Audit Firm in connection with obtaining any such consent from the Audit Firm.
     (c) Regency shall cooperate with ETE in connection with the preparation of any pro forma financial statements of ETE or any of its Affiliates that are derived in part from the financial statements of Regency that ETE or its Affiliates reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of ETE or any of its Affiliates to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.
     (d) Regency shall provide access to its books and records as may be reasonably necessary for ETE or any of its Affiliates, or any of their respective advisors or representatives, to conduct customary due diligence with respect to the financial statements of Regency in connection with any offering of securities by ETE or any of its Affiliates, or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to Regency.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):
     (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act or set forth on Schedule 6.1(a) shall have been obtained or made.
     (b) Governmental Restraints. No order, decree or injunction of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents and no Proceeding by any Governmental Authority with respect to the transactions contemplated by the Transaction Documents shall be pending that seeks to restrain, enjoin, prohibit or delay the transactions contemplated by the Transaction Documents.
     (c) Required Consents. The consents, approvals and waivers set forth on Schedule 6.1(c) shall have been obtained.
     (d) ETP Redemption Agreement Transactions. The Redemption and Exchange shall have been consummated pursuant to the terms of the ETP Redemption Agreement.
     (e) Credit Agreement. The Regency Credit Facility shall have been amended as set forth on Schedule 6.1(e) of the ETE Disclosure Schedule.

     6.2 Conditions to Obligations of Regency Parties. The obligation of the Regency Parties to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Regency Parties (in the Regency Parties’ sole discretion):
     (a) Representations and Warranties of ETE. The representations and warranties of ETE (i) in Article III (other than those contained in Sections 3.5 and 3.6) shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) in Sections 3.5 and 3.6 shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date).
     (b) Performance. ETE shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ETE on or prior to the Closing Date.
     (c) Conflicts Policy. The Board of Directors of LEGPLLC shall have adopted the Conflicts Policy.
     (d) Master Services Agreement. Regency shall have received a counterpart of the Master Services Agreement, duly executed by ETE and Services Co. (as defined in the Master Services Agreement).
     (e) Closing Certificate. The Regency Parties shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of ETE certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied
     (f) Closing Deliverables. ETE shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(b) and in the other Transaction Documents.
     6.3 Conditions to Obligations of ETE. The obligation of ETE to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by ETE (in ETE’s sole discretion):
     (a) Representations and Warranties of Regency Parties. The representations and warranties of the Regency Parties (i) in Article IV (other than those contained in Section 4.5) shall be true and correct in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as had not had, and would not reasonably be expected to have, a Regency Material Adverse Effect and (ii) in Sections 4.5 shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties contained therein made as of a specific date, which shall be true and correct in all material respects as of such specific date).
     (b) Performance. The Regency Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Regency Parties on or prior to the Closing Date.
     (c) Regency GP Purchase Agreement. The Regency GP Purchase shall have been consummated pursuant to the terms of the Regency GP Purchase Agreement.
     (d) ETE Loan Documents Waiver. ETE shall have received waivers and/or amendments of the ETE Loan Documents related to the transactions contemplated hereby reasonably acceptable to ETE.
     (e) ETP Loan Documents Waiver. ETP shall have received waivers and/or amendments of the ETP Loan Documents related to the transactions contemplated hereby reasonably acceptable to ETE.
     (f) Master Services Agreement. ETE shall have received a counterpart of the Master Services Agreement, duly executed by Regency.
     (g) Closing Certificate. ETE shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Regency certifying that, to the best of such Responsible Officer’s knowledge, the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
     (h) Closing Deliverables. The Regency Parties shall have delivered or caused to be delivered all of the closing deliveries set forth in Section 2.4(a) and in the other Transaction Documents.
ARTICLE VII
TERMINATION RIGHTS
     7.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows:
     (a) By mutual written consent of the Parties;
     (b) By either ETE or the Regency Parties if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree or judgment prohibiting the consummation of the transactions contemplated by this Agreement;
     (c) By either ETE or the Regency Parties in the event that the Closing has not occurred on or prior to June 9, 2010 (the “Termination Date”); provided, however, that (i) ETE may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of ETE to perform and comply in all material respects with the covenants and agreements to be performed or complied with by ETE and (ii) the Regency Parties may not terminate this Agreement pursuant to this Section 7.1(c) if such failure of the Closing to occur is due to the failure of either Regency Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Regency Party;
     (d) By the Regency Parties if there shall have been a breach or inaccuracy of ETE’s representations and warranties in this Agreement or a failure by ETE to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.2(a) or Section 6.2(b), unless such failure is reasonably capable of being cured, and ETE is using all reasonable best efforts to cure such failure by the Termination Date; provided, however, that the Regency Parties may not terminate this Agreement pursuant to this Section 7.1(d) if (i) any of the Regency Parties’ representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.3(a) not to be satisfied or (ii) there has been, and continues to be, a failure by either Regency Party to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.3(b) not to be satisfied;
     (e) By ETE if there shall have been a breach or inaccuracy of the Regency Parties’ representations and warranties in this Agreement or a failure by either Regency Party to perform its covenants and agreements in this Agreement, in any such case in a manner that would result in, if occurring and continuing on the Closing Date, the failure of the conditions to the Closing set forth in Section 6.3(a) or Section 6.3(b), unless such failure is reasonably capable of being cured, and such Regency Party is using all reasonable best efforts to cure such failure by the Termination Date; provided, however, that ETE may not terminate this Agreement pursuant to this Section 7.1(e) if (i) any of ETE’s representations and warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 6.2(a) not to be satisfied or (ii) there has been, and continues to be, a failure by ETE to perform its covenants and agreements in such a manner as would cause the condition set forth in Section 6.2(b) not to be satisfied;
     (f) By the ETE or Regency Parties if the ETP Redemption Agreement has been terminated pursuant to its terms; or
     (g) By ETE if the Regency GP Purchase Agreement has been terminated pursuant to its terms.
     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of this Section 7.2, Article IX and Sections 5.7, 5.9, 10.1, 10.3, 10.7 and 10.8, the last sentence of Section 5.4(a) and the last sentence of Section 5.4(b); provided, however, that no termination of this Agreement shall relieve any Party from any liability for any willful and intentional breach of this Agreement by such Party or for Fraud by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of any such willful and intentional breach or Fraud, at law and in equity, shall be preserved, including the right to recover reasonable attorneys’ fees and expenses. Except to the extent otherwise provided in the immediately preceding sentence, the Parties agree that, if this Agreement is terminated, the Parties shall have no liability to each other under or relating to this Agreement.

ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification by ETE. Subject to the terms of this Article VIII, from and after the Closing, ETE shall indemnify and hold harmless the Regency Parties and their respective partners, members, managers, directors, officers, employees, consultants and permitted assigns (collectively, the “Regency Indemnitees”), to the fullest extent permitted by Law, from and against any losses, claims, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:
     (a) any breach of any of the representations or warranties (in each case, when made) of ETE contained in Article III or of the certification of a Responsible Officer of ETE delivered to the Regency Parties pursuant to Section 6.2(e);
     (b) any breach of any of the covenants or agreements of ETE contained in this Agreement;
     (c) any Taxes of the Company attributable to a Tax period or portion thereof that ends on or before the Closing Date (excluding Taxes that ETE is obligated to pay as set forth in Section 5.12(c)); and
     (d) the Excluded Items.
Notwithstanding the foregoing, for purposes of Section 8.1(a), the determination of whether there has been a breach of any representation or warranty of ETE related to ETC II contained in Section 3.16 shall be made as if such representation or warranty had been made as of the date of this Agreement and as of the Option Closing Date (and not as of the Closing Date).
     8.2 Indemnification by the Regency Parties. Subject to the terms of this Article VIII, from and after the Closing, the Regency Parties shall jointly and severally indemnify and hold harmless (x) ETE and its directors, officers, employees, consultants and permitted assigns and (y) (solely with respect to the matters described in Section 8.2(c) and (d)) ETP and its directors, officers, employees, consultants and permitted assigns (collectively, the “Energy Transfer Indemnitees” and, together with the Regency Indemnitees, the “Indemnitees”) to the fullest extent permitted by Law, from and against Losses incurred, arising out of or relating to:
     (a) any breach of any of the representations or warranties (in each case, when made) of the Regency Parties contained in this Agreement or of the certification of a Responsible Officer of Regency delivered to ETE pursuant to Section 6.3(g);
     (b) any breach of any of the covenants or agreements of the Regency Parties contained in this Agreement;
     (c) (i) the failure of ETC III or any successor or survivor of ETC III or any transferee of all or any portion of the ETC III MEP Interest to perform any and all of its existing and future obligations, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary under the Company LLC Agreement following the Closing and (ii) the failure of ETC II or any successor or survivor of ETC II or any transferee of all or any portion of the ETC

II MEP Interest to perform any and all of its existing and future obligations, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary under the Company LLC Agreement following the Option Closing;
     (d) any obligations of ETE or ETP to guaranty the payment of any indebtedness of the Company or the performance by the Company of any Contract relating to such indebtedness; and
     (e) any Taxes of the Regency Parties attributable to a Tax period or portion thereof that ends on or before the Closing Date (excluding Taxes that Regency is obligated to pay as set forth in Section 5.12(c)).
     8.3 Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the transactions contemplated hereby:
     (a) De Minimis. No indemnifying party (an “Indemnifying Party”) will have any liability under this Article VIII in respect of any individual claim involving Losses arising under Section 8.1(a) or Section 8.2(a) to any single Regency Indemnitee or Energy Transfer Indemnitee, as applicable, of less than $125,000 (each, a “De Minimis Claim”). Notwithstanding the forgoing, this Section 8.3(a) shall not apply to Losses arising from any breach or inaccuracy of the representations or warranties set forth in Section 3.16 or Section 4.15.
     (b) Deductible.
     (i) ETE will not have any liability under Section 8.1(a) unless and until the Regency Indemnitees have suffered Losses in excess of $6,000,000 in the aggregate (the “Deductible”) arising from Claims under Section 8.1(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 8.1(a) shall be limited to those that exceed the Deductible.
     (ii) The Regency Parties will not have any liability under Section 8.2(a) unless and until the Energy Transfer Indemnitees have suffered Losses in excess of the Deductible arising from Claims under Section 8.2(a) that are not De Minimis Claims and then recoverable Losses claimed under Section 8.2(a) shall be limited to those that exceed the Deductible.
     (c) Cap.
     (i) ETE’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed $90,000,000 (the “Cap”); provided that the limitation set forth in this Section 8.3(c)(i) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.16 or 3.18, (B) any breach of any covenants or agreements of ETE set forth in this Agreement or (C) the matters described in Section 8.1(c) and Section 8.1(d); provided further that, notwithstanding anything in this Section

8.1(c) to the contrary, ETE’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed $598,800,000 (the “Aggregate Cap”).
     (ii) The Regency Parties’ aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Cap; provided that the limitation set forth in this Section 8.3(c)(ii) shall not apply to Losses arising out of or relating to: (A) any breach or inaccuracy of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.5, 4.14 or 4.16, (B) any breach of any covenants or agreements of the Regency Parties set forth in this Agreement that by their terms are to be performed after the Closing Date or (C) the matters described in Section 8.2(c), Section 8.2(d) and Section 8.2(e); provided further that, notwithstanding anything in this Section 8.1(c) to the contrary, the Regency Parties’ aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Aggregate Cap.
     (d) Survival; Claims Period.
     (i) The representations, warranties, covenants and agreements of the Parties under this Agreement shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the one-year anniversary of the Closing Date (the “Expiration Date”); provided that (A) the representations and warranties set forth in Sections 3.1 (Organization; Qualification), 3.2 (Authority; Enforceability), 3.3 (Non-Contravention), 3.4 (Governmental Approvals), 3.5 (Capitalization), 3.6 (Ownership of Acquired Interests), 3.18 (Brokers’ Fee), 3.22 (Matters Relating to Acquisition of the Acquired Units), 4.1 (Organization; Qualification), 4.2 (Authority; Enforceability; Valid Issuance), 4.3 (Non-Contravention), 4.4 (Governmental Approvals), 4.5 (Capitalization), 4.17 (Brokers’ Fee) and 4.20 (Matters Relating to Acquisition of Acquired Interests) shall survive indefinitely, (B) the representations and warranties set forth in Sections 3.10(d) (Financial Statements), and 3.17 (Employee Benefits) to the extent such representations and warranties relate to ETC II or the ETC II MEP Interest shall continue in full force and effect until the one-year anniversary of the Option Closing Date (which shall be deemed to be the Expiration Date with respect to such representations and warranties), (C) the representations and warranties set forth in Section 3.16 (Taxes) and Section 4.15 (Taxes) shall survive the execution and delivery of this Agreement and shall continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (which shall be deemed to be the Expiration Date with respect to such representations and warranties) and (D) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged.
     (ii) No action for a breach of any representation or warranty contained herein (other than representations or warranties that survive indefinitely pursuant to Section 8.3(d)(i)) shall be brought after the Expiration Date, except for claims of which a Party has received a Claim Notice setting forth in reasonable detail the claimed misrepresentation or breach of warranty with reasonable detail, prior to the Expiration Date.

     (e) Calculation of Losses. In calculating amounts payable to any Energy Transfer Indemnitee or Regency Indemnitee (each such person, an “Indemnified Party”) for a claim for indemnification hereunder, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Losses and (ii) any prior or subsequent actual recovery by the Indemnified Party from any Person with respect to such Losses.
     (f) Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except (i) for any such damages recovered by any third party against an Indemnified Party in respect of which such Indemnified Party would otherwise be entitled to indemnification pursuant to the terms hereof and (ii) in the case of consequential damages, (A) to the extent an Indemnified Party is required to pay consequential damages to an unrelated third party and (B) to the extent of consequential damages to an Indemnified Party arising from fraud or willful misconduct.
     (g) Sole and Exclusive Remedy. Except for the assertion of any claim based on fraud or willful misconduct, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.
     8.4 Indemnification Procedures.
     (a) Each Indemnitee agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII, such Indemnitee must assert its claim for indemnification under this Article VIII (each, a “Claim”) by providing a written notice (a “Claim Notice”) to the Indemnifying Party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a third party Claim Notice will not relieve the Indemnifying Party from liability hereunder with respect to such Claim except to the extent the Indemnifying Party is prejudiced by such failure or delay and except as is otherwise provided herein, including in Section 8.3(e).
     (b) In the event of the assertion of any third party Claim for which, by the terms hereof, an Indemnifying Party is obligated to indemnify an Indemnitee, the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee. If the Indemnifying Party elects to assume the defense of any such third party Claim, it shall within 30 days of its receipt of the Claim Notice notify the Indemnitee in writing of its intent to do so. The Indemnifying Party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying

Party. The Indemnitee will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Claim. If the Indemnifying Party assumes the defense of any such third-party Claim but fails to diligently prosecute such Claim, or if the Indemnifying Party does not assume the defense of any such Claim, the Indemnitee may assume control of such defense and in the event it is determined pursuant to the procedures set forth in Article IX that the Claim was a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the third-party Claim ( but will be entitled at its own cost to participate with the Indemnified Party in the defense of any such Claim) if the potential Losses under the third-party Claim could reasonably and in good faith be expected to exceed, in the aggregate when combined with all claims previously made by the Indemnified Party to the Indemnifying Party under this Article VIII, the maximum amount for which the Indemnifying Party may be liable pursuant to Section 8.3(c); provided, however, that to the extent the Parties are not in agreement with respect to the calculation of potential Losses, the Indemnifying Party shall have the right to assume the defense of the third-party Claim in accordance herewith until the Parties have agreed or a final non-appealable judgment has been entered into, with respect to the determination of the potential Losses.
     (c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnitee to any criminal liability, requires an admission of guilt, wrongdoing or fault on the part of the Indemnitee or imposes any continuing obligation on or requires any payment from the Indemnitee without the Indemnitee’s prior written consent.
     8.5 No Reliance.
     (a) THE REPRESENTATIONS AND WARRANTIES OF ETE CONTAINED IN ARTICLE III CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ETE TO THE REGENCY PARTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE REPRESENTATIONS OF THE REGENCY PARTIES CONTAINED IN ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE REGENCY PARTIES TO ETE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, EACH PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).
     (b) Except as provided in Sections 7.2, 8.1 and 8.2, no Party nor any Affiliate of a Party shall assert or threaten, and each Party hereby waives and shall cause such Affiliates to waive, any claim or other method of recovery, in contract, in tort or under applicable Law, against any Person that is not a Party (or a successor to a Party) relating to the transactions contemplated by this Agreement.
ARTICLE IX
GOVERNING LAW AND CONSENT TO JURISDICTION
     9.1 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
     9.2 Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of (a) the Delaware Court of Chancery, and (b) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Court of Chancery, or (ii) any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties hereto also agrees that any final and non-appealable judgment against a Party hereto in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
     9.3 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE X
GENERAL PROVISIONS
     10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.
     10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     10.3 Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:
If to ETE to:
Energy Transfer Equity, L.P.
3738 Oak Lawn
Dallas, TX 75219
Attention: General Counsel
If to the Regency Parties to:
Regency GP LLC
2001 Bryan Street, Suite 3700
Dallas, TX 75201
Attention: Chief Legal Officer
     10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.
     10.5 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and assigns. Except as provided in Sections 5.8(b), 5.8(c), 5.8(d), 5.8(e), 8.1 and 8.2, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.
     10.6 Entire Agreement. Except for the Confidentiality Agreement, which shall survive the execution of this Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.
     10.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     10.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
     10.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the ETE Disclosure Schedule or the Regency Disclosure Schedule shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such section of the ETE Disclosure Schedule or the Regency Disclosure Schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in one disclosure schedule contained in the ETE Disclosure Schedule or Regency Disclosure Schedule may be incorporated by reference into any other disclosure schedule contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.
     10.10 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures by any Party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.
[Signature page follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ John W. McReynolds John W. McReynolds,
President and Chief Financial Officer

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By:	Regency GP LLC, its general partner

By:	/s/ Byron R. Kelley Byron R. Kelley,
Chairman, President and Chief Executive Officer

REGENCY MIDCONTINENT EXPRESS LLC

By:	Regency Gas Services LP, its sole member

By:	Regency OLP GP LLC, its general partner

By:	/s/ Byron R. Kelley Byron R. Kelley,
Chairman, President and Chief Executive Officer
Signature Page to
Contribution Agreement

EXHIBIT A
DEFINITIONS
     “Acceptable Credit Support” with respect to any Capital Contribution (as defined in the Company LLC Agreement) committed to by ETC III or ETC II in accordance with Section 5.8(b) or (c), shall mean any of the following, in each case upon terms and conditions, and pursuant to documentation in form and substance reasonably satisfactory to ETE: (a) cash or Cash Equivalents in an amount equal to ETC III’s or ETC II’s obligations in respect of such Capital Contribution, to be held in a segregated deposit account and/or securities account with an Acceptable Bank, which accounts are subject to a first priority perfected security interest in favor of, at the election of ETE, ETE or ETP; (b) an Acceptable Letter of Credit, in a face amount equal to ETC III’s or ETC II’s obligations in respect of such Capital Contribution on the date Acceptable Credit Support is to be provided pursuant to Sections 5.8(b) or (c); or (c) guaranty of the Regency Parties’ obligations under Section 8.2(c) with respect to ETC III’s or ETC II’s obligations in respect of such Capital Contribution provided by an Affiliate of Regency that has a senior unsecured long-term debt rating of BBB- or better from S&P and Baa3 or better from Moody’s.
     “Acceptable Bank” shall mean a commercial bank organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $250,000,000 and having a senior unsecured long-term debt rating of A- or better from S&P or A3 or better from Moody’s.
     “Acceptable Letter of Credit” means an irrevocable standby letter of credit reasonably acceptable to ETE and ETP, issued by an Acceptable Bank and drawable in New York, New York or Dallas, Texas.
     “Accounting Firm” is defined in Section 2.5(c).
     “Actual Preceding Quarter Distribution Amount” is defined in Section 2.6(d).
     “Acquired Interests” is defined in the recitals to this Agreement.
     “Acquired ETC II Interest” is defined in the recitals to this Agreement.
     “Acquired ETC III Interest” is defined in the recitals to this Agreement.
     “Acquired Units” is defined in Section 2.2.
     “Actual Preceding Quarter Distribution Amount” is defined in Section 2.6(e).
     “Actual Pro Rata Closing Quarter Distribution Amount” is defined in Section 2.6(f).
     “Administrative Agent” is defined in the MEP Credit Agreement.
     “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person

Exhibit A-1

shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Aggregate Cap” is defined in Section 8.3(c)(i).
     “Agreement” is defined in the preamble to this Agreement.
     “Assignment of Interest” is defined in Section 2.4(a)(iv).
     “Audit Firm” means the independent accounting firm regularly engaged by Regency to review its quarterly financial statements and provide an audit report with respect to their annual financial statements.
     “Board Member” has the meaning assigned to such term in the Company LLC Agreement.
     “Budget” has the meaning assigned to such term in the Company LLC Agreement.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.
     “Cap” is defined in Section 8.3(c).
     “Claim” is defined in Section 8.4(a).
     “Claim Notice” is defined in Section 8.4(a).
     “Closing” is defined in Section 2.3.
     “Closing Date” is defined in Section 2.3.
     “Closing Date Long-Term Debt” is defined in Section 2.5(a)(iii).
     “Closing Date Net Working Capital” is defined in Section 2.5(a)(i).
     “Closing Quarter” is defined in Section 2.6(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” is defined in the recitals to this Agreement.
     “Company Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2008, among the Company, the Royal Bank of Scotland plc, as Administrative Agent, and the lenders party thereto.
     “Company Credit Facility” means the $1,400,000,000 credit facility of the Company established pursuant to the Company Credit Agreement.

Exhibit A-2

     “Company Financial Statements” are defined in Section 3.10(a).
     “Company Guarantee Agreement” is defined in Section 2.4(a)(ii).
     “Company LLC Agreement” is defined in the recitals to this Agreement.
     “Company Material Adverse Effect” means any Material Adverse Effect in respect of the Company.
     “Company Material Contract” is defined in Section 3.13(b).
     “Company Policies” is defined in Section 3.21.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 10, 2010, among ETE, ETP and Regency.
     “Conflicts Policy” means the Statement of Policies Relating to Potential Conflicts between Energy Transfer Partners, L.P., Energy Transfer Equity, L.P. and Regency Energy Partners, in substantially the form attached hereto as Exhibit G.
     “Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.
     “Contribution Value” is defined in Section 2.2.
     “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
     “Credit Guarantee Agreement” is defined in Section 2.4(a)(iii).
     “Creditors’ Rights” is defined in Section 3.2(b).
     “Creditworthy Affiliate” has the meaning assigned to such term in the Company LLC Agreement.
     “Deductible” is defined in Section 8.3(b)(i).
     “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.
     “Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
     “De Minimis Claim” is defined in Section 8.3(a).
     “Disclosure Schedule” means (i) with respect to ETE, the ETE Disclosure Schedule, and (ii) with respect to the Regency Parties, the Regency Disclosure Schedule.

Exhibit A-3

     “Energy Transfer Indemnitees” is defined in Section 8.2.
     “Environmental Laws” means any and all Laws pertaining to the prevention of pollution, the protection of human health (including worker health and safety) and the environment (including ambient air, surface water, ground water, land, surface or subsurface strata and natural resources) and the investigation, removal and remediation of contamination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b),(c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to section 4001(a)(14) of ERISA.
     “Estimated Adjustment Statement” is defined in Section 2.5(b).
     “Estimated Closing Date Balance Sheet” is defined in Section 2.5(b).
     “Estimated Closing Date Long-Term Debt” is defined in Section 2.5(b).
     “Estimated Unit Contribution Consideration” is defined in Section 2.5(b).
     “Estimated Contribution Value” is defined in Section 2.5(b).
     “Estimated Net Working Capital” is defined in Section 2.5(b).
     “Estimated Preceding Quarter Distribution Amount” is defined in Section 2.6(a).
     “Estimated Pro Rata Closing Quarter Distribution Amount” is defined in Section 2.6(a)
     “Estimated Pre-Closing Capex Amount” is defined in Section 2.5(b).
     “ETC” is defined in the preamble to this Agreement.
     “ETC II” is defined in the recitals to this Agreement.
     “ETC II LLC Agreement” means the limited liability company agreement of ETC II, dated April 12, 2010.
     “ETC II MEP Interest” is defined in the recitals to this Agreement.
     “ETC III” is defined in the recitals to this Agreement.
     “ETC III LLC Agreement” means the limited liability company agreement of ETC III, dated April 12, 2010.
     “ETC III MEP Interest” is defined in the recitals to this Agreement.

Exhibit A-4

     “ETC Consideration Interests” is defined in the recitals to this Agreement.
     “ETE” is defined in the preamble to this Agreement.
     “ETE Adjustment Payment” is defined in Section 2.5(d).
     “ETE Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 13, 2006, by and among ETE, Wachovia, Bank National Association, as Administrative Agent and the lenders party thereto.
     “ETE Disclosure Schedule” means the disclosure schedule to this Agreement prepared by ETE and delivered to the Regency Parties on the Execution Date.
     “ETE Loan Documents” means the “Loan Documents” as defined in the ETE Credit Agreement.
     “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
     “ETP Guaranty Agreement” means that certain Guaranty Agreement, dated as of February 29, 2008, between ETP and The Royal Bank of Scotland plc, as the administrative agent, as amended by that certain First Amendment to Guaranty Agreement, dated as of November 6, 2009, between ETP and The Royal Bank of Scotland plc, as the administrative agent.
     “ETP Redemption Agreement” is defined in the recitals to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Execution Date” is defined in the preamble to this Agreement.
     “Excluded Items” means the matters described on Exhibit F attached hereto.
     “Expiration Date” is defined in Section 8.3(e)(i).
     “FERC” means the Federal Energy Regulatory Commission of the United States of America.
     “Final Adjustment Statement” is defined in Section 2.5(c).
     “Final Closing Date Balance Sheet” is defined in Section 2.5(c).
     “Final Pre-Closing Capex Amount” is defined in Section 2.5(c).
     “Final Purchase Price Adjustment Amount” is defined in Section 2.5(c).
     “Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact.

Exhibit A-5

     “GAAP” means generally accepted accounting principles in the United States of America.
     “GE Investor” is defined in the preamble to this Agreement.
     “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.
     “Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; provided that the term Hazardous Substances shall be deemed not to include petroleum, petroleum products, natural gas or natural gas liquids while they are secured in containers or vessels that are in good condition and compliant with applicable Environmental Laws.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Incentive Distribution Rights” has the meaning ascribed to such term in the Regency Partnership Agreement.
     “Indemnified Party” is defined in Section 8.3(f).
     “Indemnifying Party” is defined in Section 8.3(a).
     “Indemnitees” is defined in Section 8.2.
     “Intellectual Property” means patents, trademarks, copyrights, and trade secrets.
     “Interim Financial Statements” is defined in Section 3.10(a).
     “Knowledge” means (a) with respect to ETE, the actual knowledge of John McReynolds Sonia Aube, Kelcy Warren, Martin Salinas and Tom Mason and (b) with respect to the Regency Parties, the actual knowledge of Christopher Rozzell and Stephen Arata.
     “Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.
     “LEGPLLC” means LE, G.P., LLC, a Delaware limited liability company and the sole general partner of ETE.
     “Lien” means, with respect to any property or asset, (i) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

Exhibit A-6

     “Long-Term Debt” mean all long-term debt, determined in accordance with GAAP as applied consistent with the Company’s past practices (including its preparation of the Financial Statements).
     “Long-Term Debt Threshold” is defined in Section 2.5(a)(iii).
     “Losses” is defined in Section 8.1.
     “Master Services Agreement” means the Master Services Agreement in substantially the form attached hereto as Exhibit H.
     “Material Adverse Effect” means, with respect to any Person, any change, event or development that is materially adverse to the business, financial condition, or operations of such Person and its Subsidiaries, taken as a whole; provided, however, that, a Material Adverse Effect shall not be deemed to have occurred as a result of any of the following changes, events or developments (either alone or in combination): (a) any change in general economic, political or business conditions (including any effects on the economy arising as a result of acts of terrorism); (b) any change in oil or natural gas commodity prices; (c) any change affecting the natural gas transportation industry generally but which does not have a materially disproportionate impact on the business of such Person and its Subsidiaries; (d) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of such Person and its Subsidiaries; or (e) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby.
     “MEP Credit Agreement” means the Credit Agreement dated as of February 29, 2008, by and among the Company, The Royal Bank of Scotland plc, as Administrative Agent and the lenders party thereto, as amended.
     “MEP Expansion Project” is defined as capital projects to increase Zone 1 capacity from 1,432,500 Dth/d to 1,832,500 Dth/d and Zone 2 from 1,000,000 Dth/d to 1,200,000 Dth/d.
     “MEP Interest” is defined in the recitals to this Agreement.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
     “Net Working Capital” means (a) total current assets minus (b) total current liabilities, all as determined in accordance with GAAP as applied consistently with the Company’s past practices (including its preparation of the Company Financial Statements).
     “Net Working Capital Threshold” is defined in Section 2.5(a)(i).
     “Objection Notice” is defined in Section 2.5(c).
     “Operating Subsidiaries” means Regency Gas Services LP, a Delaware limited partnership and all other Subsidiaries of Regency.

Exhibit A-7

     “Option Assignment Agreement” is defined in Section 2.4(a)(v).
     “Option Closing” means the closing of the transactions contemplated by the Option Agreement.
     “Option Closing Date” is defined in the recitals to this Agreement.
     “Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto (including, in the case of the Company, the Company LLC Agreement).
     “Party” and “Parties” are defined in the preamble of this Agreement.
     “Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.
     “Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes applicable to the assets of such Person or assessments not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairmens’, landlords’ and other similar liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person; (d) any state of facts that an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record, in each case that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person; (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of real property encumbered by Rights-of-Way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business and (h) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.
     “Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.
     “Preceding Quarter is defined in Section 2.6(a).

Exhibit A-8

     “Pre-Closing Capex Amount” means the aggregate amount of capital expenditures, as defined in accordance with GAAP (whether funded through capital contributions, debt incurrence, cash on hand or otherwise), made by the Company from and after January 1, 2010 through the Closing.
     “Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.
     “Purchase Price Adjustment Amount” is defined in Section 2.5(a).
     “Record Date” means the close of business on the date specified by Regency as the record date for any quarterly distribution of cash in respect of the Regency Common Units.
     “Redemption and Exchange” is defined in the recitals to this Agreement.
     “Regency” is defined in the preamble to this Agreement.
     “Regency Adjustment Payment” is defined in Section 2.5(d).
     “Regency Benefit Plans” is defined in Section 4.15(a)(ii).
     “Regency Common Unit” means a common unit representing a limited partner interest in Regency.
     “Regency Credit Facility” means the Fifth Amended and Restated Credit Agreement dated as of March 4, 2010, by and among Regency, Wachovia Bank, National Association as Administrative Agent and the lenders party thereto, as amended from time.
     “Regency Disclosure Schedule” means the disclosure schedule to this Agreement prepared by the Regency Parties and delivered to ETE on the Execution Date.
     “Regency Entities” means Regency, RGPLP, RGPLLC and the Operating Subsidiaries, collectively.
     “Regency Financial Statements” is defined in Section 4.9(c).
     “Regency GP Interest” is defined in Section 4.5(e).
     “Regency GP LP Interests” is defined in Section 4.5(e).
     “Regency GP Purchase” is defined in the recitals to this Agreement.
     “Regency GP Purchase Agreement” is defined in the recitals to this Agreement.
     “Regency Indemnitees” is defined in Section 8.1.
     “Regency Material Adverse Effect” means any Material Adverse Effect in respect of Regency.

Exhibit A-9

     “Regency Material Contracts” is defined in Section 4.12(b).
     “Regency Parties” is defined in the preamble to this Agreement.
     “Regency Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP, dated as of February 3, 2006, between RGPLP, as the General Partner, and Seller, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties thereto as provided therein, as amended.
     “Regency SEC Documents” is defined in Section 4.9(a).
     “Regency Series A Units” is defined in Section 4.5(a).
     “Regency SPV” is defined in the preamble to this Agreement.
     “Registration Rights Agreement” is defined in Section 2.4(a)(v).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     “Representatives” is defined in Section 5.4(a).
     “Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.
     “Review Period” is defined in Section 2.5(c).
     “RGPLLC” is defined in the recitals to this Agreement.
     “RGPLP” is defined in the recitals to this Agreement.
     “Rights-of-Way” means easements, rights-of-way and similar real estate interests.
     “RIGS JV” means RIGS Haynesville Partnership Co., a Delaware general partnership.
     “RIGS JV Agreement” means the Second Amended and Restated General Partnership Agreement of RIGS JV, dated as of December 18, 2009, as amended.
     “SEC” is defined in Section 4.9(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

Exhibit A-10

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which a majority of the Voting Interests are at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that for purposes of this Agreement, RIGS JV and any of its Subsidiaries shall be deemed to be Subsidiaries of Regency.
     “Tax” means any tax, charge, fee, levy, penalty or other assessment imposed by any United States federal, state, local or foreign taxing authority or any other taxing authority, including any excise, real and personal property (tangible and intangible), income, sales, transfer, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.
     “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any taxing authority or any Person with respect to Taxes and including any supplement or amendment thereof.
     “Termination Date” is defined in Section 7.1(c).
     “Transaction Documents” means this Agreement, the Company Guarantee Agreement, the Credit Guarantee Agreement, the Assignment of Interest and the Option Agreement.
     “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.
     “Unit Contribution Consideration” is defined in Section 2.2.
     “Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

Exhibit A-11